                                                                     EXHIBIT 2.1

                                                                  Execution Copy

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              ARMOR HOLDINGS, INC.

                           SPECIALTY ACQUISITION CORP.

                           THE SPECIALTY GROUP, INC.,

                                       AND

                    THE SHAREHOLDERS' AGENT IDENTIFIED HEREIN

                               SEPTEMBER 28, 2004

                                TABLE OF CONTENTS
                                -----------------

                                                                                                                 Page
                                                                                                                 ----

     2.4     Articles of Incorporation, Bylaws, Directors and Officers of the

                                                          i

5.     REPRESENTATIONS AND WARRANTIES OF PURCHASER AND

7.     CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND

                                                         ii

     7.22    Release, Confidentiality and Non-Competition, Non-Disparagement and

                                                         iii

EXHIBITS
--------

Exhibit A         Form of Escrow Agreement
Exhibit B         Form of Exchange Agent Agreement
Exhibit C         Form of Company Marketing Report
Exhibit D         Form of Voting Agreement
Exhibit E         Form of Opinion of Company Counsel
Exhibit F         Form of Release, Confidentiality and Non-Competition,
                  Non-Disparagement and Non-Interference Agreement
Exhibit G         Form of Opinion of Purchaser and Merger Sub Counsel

SCHEDULES
---------

                                                         iv

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER is made as of the 28th day of
September, 2004 (the "Agreement"), by and among ARMOR HOLDINGS, INC., a Delaware corporation ("Purchaser"), Specialty Acquisition Corp., a Pennsylvania
corporation and indirect wholly-owned subsidiary of Purchaser ("Merger Sub"),
The Specialty Group, Inc., a Pennsylvania corporation (the "Company"), and
Joseph F. Murray, Jr. and John P. Sweeney, as the Shareholders' Agent (the
"Shareholders' Agent"). Each of Purchaser, Merger Sub, the Company and the
Shareholders' Agent are sometimes hereinafter referred to individually as a
"Party" and collectively as the "Parties."

                                   BACKGROUND

         WHEREAS, it is proposed that Merger Sub be merged with and into the
Company, with the Company as the surviving corporation (the "Merger"), upon the terms and conditions set forth in this Agreement; and

         WHEREAS, the respective Boards of Directors of Purchaser, Merger Sub and the Company have unanimously approved this Agreement, the Merger and the other transactions contemplated herein; and

         WHEREAS, each of the Purchaser, Merger Sub, and the Company desires to enter into and carry out the transactions contemplated by this Agreement in accordance with the terms hereof and the provisions of the Pennsylvania Business
Corporation Law ("PBCL").

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the parties agree as follows:

1. CERTAIN DEFINITIONS

         1.1 Definitions For the purposes of this Agreement, the following terms and variations thereof shall have the following meanings:

         "Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control"
means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms
"controlled" and "controlling" have meanings correlative thereto.

         "Agreement" shall have the meaning set forth in first paragraph of this
Agreement.

         "Alternative Transaction" shall mean a transaction involving a merger, consolidation, recapitalization, reorganization or other business combination of the Company or any material Subsidiary of the Company with any Person (other than Purchaser or the Merger Sub), an acquisition involving all or a significant part of the capital stock or assets of the Company or any material Subsidiary of the Company by any Person (other than Purchaser or the Merger Sub), or a material debt or equity investment (including debt convertible into equity) in the Company or any material Subsidiary of the Company.

         "Ancillary Document" shall mean any agreement or document executed and delivered by the Company, on the one hand, or either of Purchaser or Merger Sub
(or both), on the other, in connection with or pursuant to the provisions of this Agreement or in connection with the consummation of the Merger.

         "Applicable Law" means, with respect to any Person, any federal, state or local common law or duty, caselaw or ruling, statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, code, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental
Authority (including any Environmental Laws) applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such
Person or any of its Affiliates).

         "Business Day" means any day other than a Saturday, Sunday or holiday on which commercial banks located in New York City are obligated or authorized by law or executive order to close.

         "CERCLA" means the federal Comprehensive Environmental Response,
Compensation, and Liability Act, as amended, (42 U.S.C. ss.ss. 9601 et. seq.).

         "Closing Date Receivables" means the aggregate amount of all accounts receivable reflected on the Company's Closing Date balance sheet, net of any reserves reflected on the Company's Closing Date balance sheet; provided, that the ratio of the Closing Date reserves to the Closing Date accounts receivable shall not exceed the ratio of the reserves reflected on the Company's balance sheet as at July 3, 2004 to the accounts receivable reflected on the Company's balance sheet as at July 3, 2004.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company Litigation" shall mean all actions, suits, arbitrations, claims or proceedings or investigations, pending, publicly announced or threatened against or affecting the Company or any of its Subsidiaries, at law or in equity.

         "Company Shareholder Approval" shall mean the approval of this
Agreement, all Ancillary Documents to which the Company is a party, the Merger, and the transactions

contemplated hereby and thereby by the affirmative vote of a majority of the outstanding shares of Company Common Stock voted at the Shareholders' Meeting
(at which a quorum was present).

         "Company Transaction Expenses" shall mean all of the following to the extent incurred or accrued by the Company and its Subsidiaries after July 3,
2004: (i) all out-of-pocket costs and expenses incurred in connection with the transactions contemplated hereby, including, without limitation, investment advisory fees (including the fees and expenses required to be paid in obtaining a fairness opinion, if any, in connection with this Agreement and the Merger), expenses, consulting fees of insurance, management information systems, governmental contract review, and other consultants, legal, Tax, accounting, printing, travel, due diligence and related fees and expenses, escrow agent fees and expenses (which escrow agent fees and expenses shall be shared equally with
Purchaser), fees and expenses related to the preparation and filing, including filing fees, of the Notification and Report Form (which filing fees for the
Notification and Report Form shall be shared equally with Purchaser), any
Non-U.S. Anti-Trust Law or any other Regulatory Law and fees and expenses relating to the obtaining of the Company Shareholder Approval, (ii) all payments required to be made by the Company and its Subsidiaries to any Person due to the
consummation of the Merger and the transactions contemplated herein, including, without limitation, all change in control payments and all stay bonus agreements with management to the extent the condition to payment is satisfied for each member of management having a stay bonus provision in his employment agreement
(for the avoidance of doubt, the foregoing includes (a) all acceleration payments paid to John P. Sweeney and Ronald J. Wanchisen in connection with the change in control of the Company and the cumulative amount of remaining consulting payments owed to Ronald J. Wanchisen), (iii) all accrued expenses owed by the Company to the members of its board of directors, and (iv) all termination fees and expenses incurred by the Company and its Subsidiaries in connection with the termination of the Financial Indebtedness at the Effective
Time. Notwithstanding the foregoing, the accountant's fees and expenses paid by
Purchaser pursuant to Section 6.17 shall not be included in the Company
Transaction Expenses.

         "Confidentiality Agreement" means the Confidentiality Agreement dated
March 5, 2004 between the Company and Armor Holdings Products, L.L.C.

         "Credit Facility" means the Company's Five Million Dollar ($5,000,000)
line of credit facility with Pennstar Bank under the Amended and Restated
Commitment Letter - Loan Agreement, dated May 27, 2004, as the same may be amended, restated, supplemented or otherwise modified from time to time.

         "Dissenting Share" means any share of Company Common Stock held of record by any shareholder who or which has exercised his or its dissenters rights under the PBCL.

         "Encumbrance" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement.

         "Environmental Law(s)" means all Applicable Laws relating to pollution or protection of the environment, natural resources or human health and safety, including laws relating to releases or threatened releases of Hazardous
Substances (including releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport, disposal or handling of Hazardous Substances. "Environmental Laws" include CERCLA, the
Hazardous Materials Transportation Act (49 U.S.C. ss.ss. 1801 et. seq.), the
Resource Conservation and Recovery Act (42 U.S.C. ss.ss. 6901 et. seq.), the
Federal Water Pollution Control Act (33 U.S.C. ss.ss. 1251 et. seq.), the Clean
Air Act (42. U.S.C. ss.ss. 7401 et. seq.), the Toxic Substances Control Act (15
U.S.C. ss.ss. 2601 et. seq.), the Oil Pollution Act (33 U.S.C. ss.ss. 2701 et.
seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. ss.ss.
11001 et. seq.), the Occupational Safety and Health Act (29 U.S.C. ss.ss. 651
et. seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.
ss.ss. 136 et. seq.), the Federal Food, Drug and Cosmetic Act (21 U.S.C. ss.ss.
301 et. seq.), and all other laws analogous to any of the above.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended.

         "Escrow Agent" means The Bank of New York, acting as escrow agent hereunder pursuant to the terms of this Agreement and the Escrow Agreement.

         "Escrow Agreement" means the Escrow Agreement among the Escrow Agent,
Purchaser, and the Shareholders' Agent, substantially in the form attached hereto as Exhibit A.

         "Escrow Amount" means Ten Million Dollars ($10,000,000).

         "Exchange Agent" means American Stock Transfer & Trust Company, acting as exchange agent hereunder pursuant to the terms of this Agreement and the
Exchange Agent Agreement.

         "Exchange Agent Agreement" means the Exchange Agent Agreement among the
Exchange Agent, Purchaser and the Shareholders' Agent, substantially in the form attached hereto as Exhibit B.

         "Family Member" means, with respect to an individual, any spouse, father, mother, child, grandparent, grandchild, uncle, aunt, nephew or niece of such individual.

         "Financial Indebtedness" means all indebtedness of the Company and its
Subsidiaries for borrowed money and accrued interest and capital leases outstanding immediately prior to the Effective Time, including the Credit
Facility and the Other Debt Facilities.

         "GAAP" shall mean United States generally accepted accounting principles, as in effect from time to time.

         "Governmental Authority" means any federal, state, foreign, provincial, local or other governmental, regulatory or administrative agency, commission, department, board, governmental subdivision, court, tribunal, arbitrating body or other authority.

         "Governmental Contract" shall mean any Governmental Authority prime contract or subcontract at any tier under a Governmental Authority prime contract, or any basic ordering agreement, letter contract, purchase order or delivery order of any kind, including, without limitation, as to all of the foregoing, all amendments, modifications and options thereunder or relating thereto.

         "Governmental Permits" means all governmental permits and licenses, certificates of inspection, approvals or other governmental authorizations.

         "Hazardous Substance(s)" means:

         (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls;

         (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "pollutants," "toxic pollutants" or words of similar meaning and regulatory effect under any applicable Environmental Law;
and

         (c) any other chemical, material or substance, the use, manufacture, distribution in commerce, or exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976, as amended.

         "Knowledge" and all other words of similar meaning, whether or not capitalized, when used with respect to (i) the Company, shall mean (A) the actual knowledge of Vincent Lee Ferguson, Sean Martin, or Guy Guglielmi after making Due Inquiry; and (B) the actual knowledge of Joseph F. Murray, Jr., John
P. Sweeney and Ronald J. Wanchisen after making inquiry of the Board of
Directors of the Company; and (ii) Purchaser or Merger Sub, shall mean the actual knowledge of Robert R. Schiller, Glenn J. Heiar, Robert F. Mecredy,
Franklin Black, Gary Julien, John Bird, Joseph Coltman or Scott O'Brien as of
the date hereof; provided, that, absent actual knowledge, such knowledge shall not be deemed to include such knowledge as any of the foregoing individuals would have obtained upon the making of Due Inquiry; and provided, further, subject to Section 9.5, that such knowledge shall in no way diminish Purchaser and Merger Sub's right to not consummate the Merger and the other transactions contemplated herein if Purchaser and Merger Sub would have the right pursuant to the terms of this Agreement to not consummate the Merger and the other transactions contemplated herein. For the purposes of this

definition, the term "Due Inquiry" by an individual means inquiry, after review of the specific provision(s) of this Agreement in question, of such peers or subordinates whom such individual determines in reasonable good faith to be the appropriate Persons to be approached with respect to the particular fact or matter in question, about such particular fact or matter in question and who the
Person making the inquiry reasonably believes has personal knowledge of the particular fact or matter in question.

          "Loss" or "Losses" mean any and all damages, losses, actions, proceedings, causes of action, obligations, liabilities, claims, encumbrances, penalties, demands, assessments, judgments, reasonable out-of-pocket costs and expenses including, without limitation, court costs and reasonable attorneys'
and consultants' fees and costs of litigation. For purposes of indemnification under Section 10 of the Agreement, Losses will include Losses from the ordinary or contributory negligence of the indemnified party, but will exclude Losses arising from the gross negligence or willful misconduct of such indemnified party. The amount of any Loss for which indemnification is provided under
Section 10 shall be net of any amounts actually recovered by the indemnified party under insurance policies with respect to such Loss and shall be reduced to take account of any net Tax benefit actually realized by the indemnified party.
The indemnified party agrees to use its commercially reasonable efforts to pursue and collect on any recovery available from any insurance policy available to it and to net any such recovery against any claim for indemnification hereunder or, if an indemnification claim has already been resolved, against the amount paid pursuant to such resolution.

         "Material Adverse Effect" means, with respect to any Person or any of its Subsidiaries (together as one party for purposes of this Section), an individual or cumulative adverse change in or effect on (i) the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of such party which is, or could reasonably be expected to be, materially adverse to the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of such party and its
Subsidiaries taken as a whole, (ii) such Person or any of its Subsidiaries as a result of the cancellation, amendment or postponement for a period of three months or more of any current or proposed government program or any Company
Material Contract (other than any pending bid) involving the Company's or its
Subsidiaries' products currently being sold or proposed to be sold by the
Company or its Subsidiaries, which individually or in the aggregate, will, or is reasonably likely to, result in the Company or any of its Subsidiaries losing
Five Million Dollars ($5,000,000) of revenue or anticipated revenue, (iii) the
Company due to (x) the receipt by the Company or any of its Subsidiaries prior to the Closing Date of official notice (a copy of which shall promptly be delivered to Purchaser) from the RDECOM Acquisition Center Aberdeen, Aberdeen
Proving Ground, MD ("RDECOM Acquisition Center") that, for any reason, the bid of the Company or any of its Subsidiaries in response to Solicitation Number
W91CRB04R0045-0000 (the "OTV Solicitation") is not in the competitive range and has received no portion of an award with respect to the bid by the Company or any of its Subsidiaries in response to the OTV Solicitation, or (y) the failure of the Company and its Subsidiaries to place a bid with RDECOM Acquisition
Center in response to the OTV Solicitation, or (iv) the ability of such Person to perform its material obligations under this Agreement; provided, however, that the following shall not result in a Material Adverse Effect: (1) effects resulting from general economic, business or financial

conditions (including changes in interest levels or prices of securities) and which do not have a disproportionate effect on Company or its Subsidiaries, or
(2) effects resulting from changes in Applicable Laws or GAAP.

         "Non-U.S. Anti-Trust Law" shall mean any anti-trust or similar law of any Governmental Authority (other than a Governmental Authority within the
United States), including Article 6(1)(b) or 8(2) of Council Regulation No.
4064/89 of the European Community, as amended.

         "Notification and Report Form" shall mean the notification and report form required to be filed with the U.S. Federal Trade Commission and the
Antitrust Division of the U.S. Department of Justice pursuant to the provisions of the HSR Act.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) but excluding transactions with Affiliates other than Subsidiaries.

         "Other Debt Facilities" means (a) the guidance equipment line of credit made available by Pennstar Bank to the Company and certain Subsidiaries thereof, each as a borrower, pursuant to an amended and restated commitment letter-loan agreement in an original aggregate principal amount of One Million Dollars
($1,000,000), (b) the loan made pursuant to the Business Loan Agreement among the Company and certain Subsidiaries thereof, each as a borrower, and Pennstar
Bank, a Division of NBT Bank, National Association, made on July 15, 2003 in an original aggregate principal amount of Three Hundred Sixty-Eight Thousand One
Hundred Thirty-Eight Dollars ($368,138) evidenced by a promissory note dated
July 15, 2003, (c) the loan for the purchase of production equipment made by the
Mountain Association For Community Economic Development to Specialty Defense
Systems of Kentucky, Inc. pursuant to a promissory note and a loan agreement, each dated April 7, 1999, in an original aggregate principal amount of Four
Hundred Twenty-Five Thousand Dollars ($425,000), (d) the mortgage loan made by
Kentucky Highland Investment Corporation on April 24, 2004 in an original aggregate principal amount of Five Hundred Thousand Dollars ($500,000), and (e)
the loan made by Kentucky Highland Investment Corporation to the Company and
certain Subsidiaries thereof, each as a borrower, pursuant to a loan agreement dated September 30, 2003 in an original aggregate principal amount of Three
Million Two Hundred Thousand Dollars ($3,200,000).

         "Party" or "Parties" has the meaning set forth in the introductory paragraph of this Agreement.

         "PBCL" has the meaning set forth in the third WHEREAS clause of this
Agreement.

         "Person" means any person or entity, whether an individual, trustee, corporation, limited liability company, partnership, trust, unincorporated organization, business association, firm, joint venture, Governmental Authority or similar entity.

         "Permitted Encumbrance" means any (i) lien for taxes, assessments and other governmental charges or liens of landlords, carriers, warehouseman, mechanics and material men incurred in the Ordinary Course of Business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established on the books and records of the Company or its
Subsidiaries; (ii) lien incurred or deposits made in the Ordinary Course of
Business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases governmental contracts, performance and return of money bonds and similar obligations; (iii)
non-exclusive license granted by the Company or its Subsidiaries to use products sold by them in the Ordinary Course of Business; (iv) Encumbrance or minor imperfection in title and any minor encroachment, if any, not material in amount that does not materially interfere with the conduct or intended conduct of business by the Company or its Subsidiaries or with the use or intended use of the asset to which it relates; and (v) Encumbrance identified in the title reports made available to Purchaser.

         "Purchase Price" means Ninety Two Million Dollars ($92,000,000).

         "Purchaser" has the meaning set forth in the introductory paragraph of this Agreement.

         "Purchaser Transaction Expenses" shall mean all reasonable, documented, out-of-pocket costs and expenses incurred by Purchaser, Merger Sub or any of their respective Affiliates in connection with the transactions contemplated hereby, including, without limitation, investment advisory fees and expenses, consulting fees of insurance, management information systems, governmental contract review, and other consultants, legal, Tax and accounting (including fees and expenses paid by Purchaser pursuant to Section 6.17), printing, travel, due diligence and related fees, escrow agent fees and expenses (which escrow agent fees and expenses shall be shared equally with the Company), fees and expenses related to the preparation and filing, including filing fees, of the
Notification and Report Form (which filing fees for the Notification and Report
Form shall be shared equally with the Company), any Non-U.S. Anti-Trust Law or any other Regulatory Law.

         "Representatives" shall mean, with respect to any Person, any officer, director, employee, investment banker, advisor, agent or other representative of such Person, its Subsidiaries or its Affiliates.

         "Requisite Consents" means those consents or approvals identified in
Schedule 4.4 which, if not obtained on or prior to the Closing Date, could reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

         "Requisite Shareholder Approval" means the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of this Agreement, the Merger and the other transactions contemplated herein.

         "SEC" shall mean the Securities and Exchange Commission of the United
States.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "Securities Exchange Act" shall mean the Securities Exchange Act of
1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "Shareholders" means the Persons who hold of record immediately prior to the Effective Time shares of Company Common Stock.

         "Shareholders Agent" means John P. Sweeney and Joseph F. Murray, Jr.
collectively and, in the event of the absence or inability of one of them to act, the one who is not absent and who is able to act.

         "Shareholders Expense Escrow Agent" means Citizens Bank.

         "Shareholders Expense Escrow Amount" means Five Hundred Thousand
Dollars ($500,000).

         "Shareholders Expense Escrow Agreement" means the Shareholders Expense
Escrow Agreement between the Shareholders Expense Escrow Agent and the
Shareholders' Agent.

         "Subsidiary" or "Subsidiaries" of any specified Person shall mean any corporation fifty percent (50%) or more of the outstanding capital stock of which, or any partnership, joint venture, limited liability company or other entity fifty percent (50%) or more of the ownership interests of which, is directly or indirectly owned or controlled by such specified Person, or any such corporation, partnership, joint venture, limited liability company, or other entity which may otherwise be controlled, directly or indirectly, by such
Person.

         "Tax" or "Taxes" mean all federal, state, local, foreign and other taxes, charges, fees, duties (including customs duties), levies or other assessments, including income, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, turnover, real and personal property (tangible and intangible), sales, conveyance, use, franchise, excise, value added, stamp, leasing, lease, user, estimated, hazardous waste, escheat, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee's income withholding, other withholding, unemployment and social security (or similar) taxes, that are imposed by any Governmental Authority, and including any interest, penalties or additions to tax attributable thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party" means, with respect to any Person, any other Person not an Affiliate of such Person.

         "Total Consideration" shall mean the Purchase Price, as adjusted pursuant to Section 3.3 and Section 3.4, less the sum of (i) the Financial
Indebtedness other than the SMB capital lease balance outstanding as of the
Effective Time; (ii) the Company Transaction Expenses; (iii) deferred revenue liabilities of the Company and its Subsidiaries at the Effective Time less any prepaid expenses of the Company and its Subsidiaries (excluding related party and insurance balances) at the Effective Time; (iv) any insurance premium financing elected by the Company and its Subsidiaries, other than in the
Ordinary Course of Business; (v) all capital leases entered into by the Company and its Subsidiaries after July 3, 2004; and (vi) the amount of any balance outstanding as of the Effective Time with respect to any settlement or compromise of Company Litigation not covered by any of the insurance policies maintained by the Company and its Subsidiaries.

         1.2 OTHER DEFINED TERMS. Each of the following terms shall have the meaning ascribed to such term in the respective section opposite it below:

Term                                      Section
----                                      -------

AR Deadline                               6.16(a)
Articles of Merger                        2.1
Basket Amount                             10.1(b)
Business Property                         4.10(a)
Change in the Company
   Recommendation                         6.3(b)
Closing                                   3.1
Closing Date                              3.1
Company Common Stock                      3.2(a)
Company Common Stock
Certificates                              3.3(a)
Company Indemnities                       10.2(a)
Company Material Contracts                4.23(a)
Company Fraud                             10.1(c)
Company Recommendation                    6.3(b)
Conveyance Taxes                          6.8
Deadline Date                             9.2(a)
Disclosure Schedule                       4
Dissenters' Rights                        7.8
Divestiture Agreements                    4.22(a)
Effective Date                            2.2
Effective Time                            2.2
Employees                                 4.15
Exchange Fund                             3.3(a)
Financial Statements                      4.6

                                       10

Forecasts                                 5.5(a)
Former Real Properties                    4.10
Guaranteed Cash Balance                   3.4(c)
indemnified party                         10.4(a)
Intellectual Property Rights              4.17
Leased Property                           4.10
Leases                                    4.21(a)
Material Intellectual Property
  Rights                                  4.17(a)
Merger Consideration                      3.2(a)
Merger Sub Common Stock                   3.2(c)
Minimum Threshold                         10.1(b)
OTV Solicitation                          Definition of Material Adverse Effect
Owned Property                            4.10
Paying Agent                              3.3(a)
Payment Fund                              3.3(a)
Pennsylvania Facility                     6.18
Plans                                     4.16
Post Signing Returns                      6.9(a)
Product                                   4.23
Proxy Materials                           6.3
Proxy Statement                           6.3
Purchaser Fraud                           10.2(c)
Purchaser Indemnitees                     10.1(a)
RDECOM Acquisition Center                 Definition of Material Adverse Effect
Receivables                               4.25
Regulatory Challenge                      6.4(d)
Regulatory Law                            6.4(c)
Regulatory Restrictions                   6.4(b)
Reporting Requirements                    6.2(b)
Restraints                                7.5
Shareholders' Meeting                     6.3(a)
Special Meeting                           6.3
Superior Transaction                      6.1(b)
Surviving Corporation                     2.2
Terminating Company Breach                9.4
Terminating Purchaser Breach              9.3
Third Party Claim                         10.4(a)
Unsolicited Offer                         6.1(b)

2. THE MERGER

         2.1 The Merger. On and subject to the terms and conditions of this
Agreement and the applicable provisions of the PBCL, the Merger shall be consummated at the Effective

                                       11

Time and the Surviving Corporation shall become an indirect wholly-owned subsidiary of Purchaser. On the Closing Date, each of Purchaser, Merger Sub, and the Company shall cause Articles of Merger to be executed and filed with the
Secretary of State of the Commonwealth of Pennsylvania in form mutually satisfactory to each of them (the "Articles of Merger"). Without limiting the generality of the foregoing and in accordance with the PBCL, at the Effective
Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         2.2 Effective Time and Effective Date. The effective date of the Merger shall be the date upon which the Articles of Merger are filed with the Secretary of State of the Commonwealth of Pennsylvania (the "Effective Date"), and the
effective time of the Merger shall be the time on the Effective Date at which the Articles of Merger are filed with the Secretary of State of the Commonwealth of Pennsylvania (the "Effective Time"). At the Effective Time, Merger Sub will be merged with and into the Company, with the Company as the Surviving
Corporation. "Surviving Corporation" shall mean the Company from and after the
Effective Time.

         2.3 Effects of the Merger. The Merger shall have the effects set forth in the PBCL.

         2.4 Articles of Incorporation, Bylaws, Directors and Officers of the
Surviving Corporation. Unless otherwise agreed by the Company and Purchaser prior to the Closing, at the Effective Time, without any further action on the part of Purchaser, Merger Sub or the Company:

         (a) The Articles of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be at and after the Effective Time the Articles of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the PBCL; provided, that
            Article I of such Articles of Incorporation shall be amended to read as follows: "The name of the corporation is The Specialty Group,
            Inc.";

         (b) The Bylaws of Merger Sub as in effect immediately prior to the
            Effective Time shall be at and after the Effective Time (until amended as in accordance with the PBCL, its Articles of
            Incorporation and its Bylaws, as applicable) the Bylaws of the
            Surviving Corporation;

         (c) The officers of Merger Sub immediately prior to the Effective Time shall serve in their respective offices of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal; and

         (d) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective

                                       12

            Time, until their successors are elected or appointed and qualified or until their resignation or removal.

3. CLOSING, CLOSING DATE AND CONSIDERATION

         3.1 The Closing and Closing Date

         The closing of the transactions contemplated hereby (the "Closing")
shall take place at the offices of Kane Kessler, P.C., 1350 Avenue of the
Americas, 26th Floor, New York, New York at 10 a.m. local time upon the satisfaction or waiver of all conditions set forth in Sections 7 and 8 (other than conditions with respect to actions the respective Parties will take at the
Closing itself) or such other date as the Parties may mutually determine, or, if the Parties mutually agree, via the exchange of fully-executed, counterpart signature pages via facsimile or overnight courier. The time and date of the
Closing is hereinafter referred to as the "Closing Date."

         3.2 Conversion of Capital Stock.

              (a) At the Effective Time, each share of common stock, par value
$0.01 per share, of the Company ("Company Common Stock") (the total of which shall not exceed Four Million Eight Hundred Eighty Six Thousand Two Hundred
Twenty Eight (4,886,228) shares), other than Dissenting Shares, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount of cash equal to the Total
Consideration divided by the aggregate number of shares of Company Common Stock issued and outstanding at the Effective Time (the "Merger Consideration").

              (b) Each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the PBCL.

              (c) Each share of common stock, par value $0.01 per share, of
Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation, and each share of
Merger Sub Common Stock issued and held in the treasury of Merger Sub, if any, shall be canceled and retired.

              (d) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common
Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a share of Company Common Stock (other than the Company, Merger Sub and any shareholder of the Company who has perfected its appraisal rights in connection with this Agreement and the Merger under the
PBCL) shall thereafter cease to have any rights with respect to such shares of
Company Common Stock, except the right to receive, without interest, the Merger
Consideration in accordance with Section 3.2(a) upon the surrender of a certificate or certificates representing such shares of Company Common Stock.

                                       13

              (e) At the Effective Time, each share of Company Common Stock held by Purchaser or Merger Sub or held in the Company's treasury at the Effective
Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be cancelled and retired without payment of any Merger Consideration or any other consideration therefor.

              3.3 Exchange of Certificates Representing Company Common Stock.

              (a) Promptly after the date hereof, (i) Purchaser shall appoint the Exchange Agent to act as exchange agent hereunder for payment of the Merger
Consideration to the holders of Company Common Stock upon surrender of certificates representing any shares of Company Common Stock cancelled pursuant to Section 3.2(d) (the "Company Common Stock Certificates"); and (ii) Purchaser
and the Shareholders' Agent shall enter into the Exchange Agent Agreement.
Purchaser shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of Company Common Stock, an amount of cash equal to the Total Consideration less the Escrow Amount and the Shareholders Expense
Escrow Amount (after giving effect to such deductions, the "Exchange Fund"). At the Effective Time, Purchaser shall also deposit the Escrow Amount with the
Escrow Agent and the Shareholders Expense Escrow Amount with the Shareholders
Expense Escrow Agent.

              (b) Promptly after the date hereof, Purchaser shall cause the
Exchange Agent to mail to each holder of record of Company Common Stock whose
Company Common Stock is expected to be converted into the right to receive the
Merger Consideration pursuant to Section 3.2(a): (i) a letter (in such form and having such provisions as are customary for letters of this nature and as are reasonably acceptable to the Company and Purchaser) specifying that delivery of the Company Common Stock shall be effected, and risk of loss and title to
Company Common Stock shall pass, only upon delivery of the Company Common Stock
Certificates to the Exchange Agent, together with a form letter of transmittal;
and (ii) instructions for effecting the surrender of such Company Common Stock
Certificates to the Exchange Agent in exchange for the Merger Consideration.
Upon surrender (which may occur at the Closing) of a Company Common Stock
Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent, (i) the
Exchange Agent shall promptly deliver to the holder of such Company Common Stock in exchange therefor a check in the amount equal to the cash which such holder has the right to receive pursuant to the provisions of Section 3 or, at the written request of such holder, wire transfer of immediately available funds to such account as may be designated by such holder in writing, and (ii) such shares of Company Common Stock so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on the cash payable upon surrender of any
Company Common Stock. In the event of a transfer of ownership of Company Common
Stock that is not registered in the transfer records of the Company, exchange and payment may be made with respect to such Company Common Stock to such a transferee if the Company Common Stock Certificate representing such shares of
Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this Section 3.3, each Company Common Stock Certificate shall be deemed at any time after the Effective

                                       14

Time for all purposes, to represent the right to receive upon surrender thereof the Merger Consideration with respect to the shares formerly represented thereby. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the
Effective Time, Company Common Stock Certificates are presented to the Surviving
Corporation, they shall be cancelled and exchanged as provided in Section 3.

              (c) All cash paid pursuant to Section 3 shall, when received, be deemed to have been paid at the Effective Time in full satisfaction of all rights pertaining to the shares of Company Common Stock subject, however, to the
Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of the Agreement, which remain unpaid at the Effective
Time and subject to the rights of any holder that has perfected his or its appraisal rights under the PBCL in connection with the Merger.

              (d) Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Exchange Agent in respect of all such funds) that remains unclaimed by the holders of the Company Common Stock sixty (60) days after the Effective Time shall be delivered to Purchaser. Any holders of Company Common Stock who have not theretofore complied with Section 3 shall thereafter look only to Purchaser as general creditors for payment of any
Merger Consideration, without any interest thereon, that may be payable in respect of each share of Company Common Stock held by such holder as determined pursuant to this Agreement.

              (e) None of Purchaser or Merger Sub, the Company, the Surviving
Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

              (f) In the event any Company Common Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Common Stock Certificate to be lost, stolen or destroyed, and if required by the Surviving Corporation, the posting by such
Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim which may be made against it with respect to such Company Common Stock Certificate, the Exchange Agent will issue, in each case, in exchange for such lost, stolen or destroyed Company Common Stock
Certificate, the Merger Consideration payable in respect thereof pursuant to this Agreement.

              (g) Purchaser shall pay (a) all of the reasonable and customary fees and expenses of the Exchange Agent, and (b) all of the reasonable and customary fees and expenses related to the preparation, handling and mailing of
1099 Tax forms with respect to payments from the Exchange Fund.

                                       15

              (h) In the event that any amounts are withheld for the payment of
Taxes as permitted by this Agreement from any payments from the Exchange Fund to a holder of the Company Common Stock in respect of which such deduction and withholding was made, such withheld amounts shall be held in trust and paid in a timely manner to the applicable Governmental Authorities on account of such Tax liabilities and treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made.

              (i) Purchaser may cause the Exchange Agent to invest the Exchange
Fund in one or more investments as Purchaser may direct from time to time;
provided, that the terms and conditions of the investments shall be such as to permit the Exchange Agent to make prompt payment of the Merger Consideration as necessary. Purchaser may cause the Exchange Agent to pay over to the Surviving
Corporation any net earnings with respect to the investments, and Purchaser will cause the Surviving Corporation to replace promptly any portion of the Exchange
Fund which the Exchange Agent loses through investments.

         3.4 Adjustment of Merger Consideration.

              (a) The Company agrees to have a minimum cash balance of Three
Hundred Thousand Dollars ($300,000) (the "Guaranteed Cash Balance") as at the
Closing Date. If the amount of cash held by the Company on the Closing Date is less than the Guaranteed Cash Balance, the Purchase Price shall be reduced, dollar for dollar, by the amount of such deficiency or, if such deficiency is determined to exist after the Effective Time, Purchaser shall be entitled to indemnification for such deficiency, dollar for dollar, without regard to the
Basket Amount or the Minimum Threshold, from the Escrow Amount under the terms of the Escrow Agreement. If the amount of cash held by the Company on the
Closing Date is equal to or in excess of the Guaranteed Cash Balance, no adjustment in favor of the Shareholders shall be made.

              (b) Each of the Shareholders and Purchaser may reflect any adjustment made pursuant to this Agreement as an adjustment to the Purchase
Price for tax reporting purposes.

         3.5 Payment of Company Expenses. At the Closing, the Company shall pay all of the then unpaid Company Transaction Expenses and Financial Indebtedness
(other than the SMB capital lease and any other debt which the Purchaser has elected the Surviving Corporation to retain at the Effective Time) to the extent such payment does not reduce the cash balance of the Company to less than the
Guaranteed Cash Balance, and to the extent the Company shall not be able to pay in full all of the Company Transaction Expenses and Financial Indebtedness
(other than the SMB capital lease and any other debt which the Purchaser has elected the Surviving Corporation to retain at the Effective Time) without reducing the cash balance of the Company to less than the Guaranteed Cash
Balance, Purchaser shall pay the remaining amounts owed by the Company for the
Company Transaction Expenses and Financial Indebtedness.

                                       16

    4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Purchaser and Merger Sub that the statements contained in this Section are true, correct and complete, except as set forth in the disclosure schedule accompanying this Agreement (the
"Disclosure Schedule").

         4.1 Organization, Qualification, and Corporate Power. Each of the
Company and its Subsidiaries listed in Schedule 4.1 is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, as set forth in the Disclosure Schedule. The
Company and its Subsidiaries are duly authorized to conduct business and are in good standing under the laws of each jurisdiction in which the failure to be so authorized would have a Material Adverse Effect on the Company and its
Subsidiaries taken as a whole. Each of the Company and its Subsidiaries has full corporate power and authority necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to Purchaser and Merger Sub true, correct and complete copies of the certificate or articles of incorporation and bylaws of each of the Company and its Subsidiaries (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of the Company and its Subsidiaries are true, correct and complete and have been made available to Purchaser.

         4.2 Capitalization. The entire authorized capital stock of the Company consists of 7,500,000 shares of Company Common Stock, of which 4,886,228 shares are issued and outstanding and no shares are held in treasury. All of the issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid, and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock other than as set forth herein. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting or transfer of the capital stock of the Company.

         4.3 Authorization of Transaction. The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, that the
Company cannot consummate the Merger unless and until it receives the approval of its shareholders in accordance with the requirements of the PBCL. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's shareholders in accordance with the
PBCL. This Agreement has been duly authorized, executed and delivered by the
Company and is the legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms.

                                       17

         4.4 Non-contravention. Neither the execution and delivery of this
Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company or its Subsidiaries is subject or any provision of the articles or certificate of incorporation or bylaws of the Company and its Subsidiaries, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, consent or approval under any Company Material Contract to which the
Company or any Subsidiary is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any security interest upon any of its assets). Except as set forth on Schedule 4.4 and other than in connection with the provisions of the PBCL, compliance with the HSR Act, the
International Trafficking and Arms Regulations of the United States State
Department, neither the Company nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or other Person in connection with the execution of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, except where the failure to give such notice, make such filing or obtain such authorization, consent or approval, which individually or in the aggregate, does not and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries
taken as a whole. Schedule 4.4 contains a complete and accurate list of all
Requisite Consents and required notices needed in connection with this
Agreement, the consummation of the Merger, the execution of the Ancillary
Documents and the other transactions contemplated herein and in the Ancillary
Documents which, if not obtained or given on or prior to the Closing Date, could reasonably be expected to result in a Material Adverse Effect upon the Company and its Subsidiaries, taken as a whole.

         4.5 Subsidiaries. Schedule 4.5 of the Disclosure Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and are validly issued, fully paid, and non-assessable. The Company holds of record and owns beneficially all of the outstanding shares of each Subsidiary. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company or any of its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any Subsidiary or that could require any Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock other than as set forth in Schedule 4.5 of the Disclosure Schedule. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting or transfer of any capital stock of any Subsidiary. Neither the Company nor any
Subsidiary controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary.

                                       18

         4.6 Financial Statements. Schedule 4.6 contains or will contain, as applicable, true, correct and complete copies of the audited consolidated financial statements of the Company for the years ended September 30, 2002 and
2003, and unaudited consolidated financial statements for the ten (10) months ended July 31, 2004, the month ended September 4, 2004 and any financial
Statements delivered pursuant to Section 6.2(a)(v) (collectively, the "Financial
Statements"). The Financial Statements have been, and will be, as the case may be, prepared in conformity with GAAP applied on a consistent basis, and present fairly the financial position and results of operations and cash flows of the
Company and its Subsidiaries at the dates and for the periods covered by such
Financial Statements, except that the unaudited financial statements do not contain footnotes and are subject to normal year end adjustments and the unaudited financial statements for each of the months ended July 31, September
4, 2004 and any financial Statements delivered pursuant to Section 6.2(a)(v) do not or will not, as applicable, contain a statement of cash flows. The Company has established adequate reserves, in accordance with GAAP, in the books, records, and financial statements of the Company as of the date hereof for all bonuses required to be paid to any employee of the Company or its Subsidiaries with respect to the period beginning October 1, 2003 through the Effective Time pursuant to any written agreement or policy binding upon the Company or any of its Subsidiaries or which may be required to be paid in connection with the consummation of the Merger.

         4.7 Liabilities. Except (i) to the extent set forth or provided for in the September 4, 2004 balance sheet, or (ii) for liabilities incurred since
September 4, 2004 and through the Closing, neither the Company nor any
Subsidiary has or will have any liability of a type required to be reflected in a consolidated balance sheet of the Company and its Subsidiaries, whether or not accrued, absolute, contingent or otherwise, due or to become due.

         4.8 Events Subsequent to Most Recent Fiscal Year End. Since October 1,
2003, nothing has occurred that, individually or in the aggregate, has, or is reasonably likely to have, a Material Averse Effect on the Company and its
Subsidiaries taken as a whole.

         4.9 Legal Compliance; Governmental Permits; Proceedings.

              (a) Each of the Company and its Subsidiaries has complied with all
Applicable Laws (including, but not limited to, those relating to (i) the development, manufacture, distribution, marketing, and sale of its products and services, and (ii) the bidding for Governmental Contracts or conducting its business with respect to Governmental Contracts), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced or threatened against any of them alleging any failure so to comply.

              (b) Except as set forth on Schedule 4.9, the Company and its
Subsidiaries are in possession of all Governmental Permits necessary for the
Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted. Schedule
4.9 sets forth all material Governmental Permits issued or granted to the
Company or a Subsidiary. Except as set forth in Schedule 4.9, all Governmental
Permits are validly held by the Company or the Subsidiary holding the same and

                                       19

are in full force and effect, and the Company or the relevant Subsidiary has complied in all respects with all terms and conditions thereof except for such instances of noncompliance as have not and could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

              (c) There is no claim, action, suit, proceeding, investigation or inquiry pending before any Governmental Authority or threatened against the
Company or any Subsidiary, or relating to the transactions contemplated by this
Agreement that could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Neither the Company nor any
Subsidiary is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority and there are no outstanding settlement agreements, consent decrees or agreements, forbearance to sue agreements, or similar agreements or obligations binding upon the Company or its Subsidiaries.

         4.10 Real Property.

              (a) Schedule 4.10 sets forth a complete list of all real property owned in fee by the Company or a Subsidiary (individually, an "Owned Property")
and identifies any material reciprocal easement or operating agreements relating thereto. Schedule 4.10 also sets forth a complete list of all real property leased by the Company or a Subsidiary (individually, a "Leased Property") and identifies any material base leases and reciprocal easements or operating agreements relating thereto. Except as set forth in Schedule 4.10, the Company or a Subsidiary has good and insurable fee title to all Owned Property and good and valid title to the leasehold estates in all Leased Property (an Owned
Property or Leased Property being sometimes referred to herein, individually, as a "Business Property"), in each case free and clear of all Encumbrances, except for Permitted Encumbrances.

              (b) True and complete copies of all deeds, title insurance policies and surveys relating to each Business Property in the possession of the
Company and its Subsidiaries have heretofore been furnished or made available to
Purchaser. A true, complete, and correct copy of each of the Leases has previously been made available to the Purchaser. The Leases are valid, binding and in full force and effect, all rent and other sums and charges payable thereunder are current, no notice of default or termination under any of the
Leases is outstanding, no termination event or condition or uncured default on the part of the Company or, to the Knowledge of the Company, on the part of the landlord or sublandlord, as the case may be, thereunder, exists under the leases for the Leased Property, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition.

              (c) Schedule 4.10 lists all real property which the Company owned, leased, subleased, used, occupied or licensed during the four years preceding the date of this Agreement, but which the Company has sold, conveyed, transferred or assigned (the "Former Real Properties") as of the date of this
Agreement. Schedule 4.10 lists all of the Former Real Properties for which contracts of sale, indemnity agreements, deeds or other agreements relating to the Former Real Properties (i) survived the sale, conveyance, transfer or assignment by the

                                       20

Company of the Former Real Properties, or (ii) remain binding upon the Company as of the date of this Agreement. Copies of all contracts of sale, indemnity agreements, deeds or other agreements relating to the Former Real Properties which (i) survived the sale, conveyance, transfer or assignment by the Company of the Former Real Properties, or (ii) remain binding upon the Company as of the date of this Agreement, have been made available to Purchaser.

              (d) Except as set forth in Schedule 4.10, all improvements located on any Business Property are in a state of good maintenance and repair
(reasonable wear and tear excepted) and in a condition adequate and reasonably suitable for the conduct therein of the business as conducted by the Company.

         4.11 Tangible Assets. The Company and its Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their Businesses as presently conducted, all of which are in working order (reasonable wear and tear excepted). Each of the Company and its
Subsidiaries has good and valid right, title and interest in and to or, in the case of leased properties or properties held under license, good and valid leasehold or license interests, respectively, in all of its assets and properties, including, but not limited to, all of the machinery, equipment, terminals, computers, vehicles, and all other assets and properties (real, personal or mixed, tangible or intangible) reflected in the most recent balance sheet contained in the Financial Statements and all of the assets purchased or otherwise acquired since the date of the most recent balance sheet contained in the Financial Statements, except those assets and properties disposed of in the
Ordinary Course of Business after the date of the most recent balance sheet contained in the Financial Statements. Except as disclosed in the Disclosure
Schedule, each of the Company and its Subsidiaries holds title to each such property and asset free and clear of all Encumbrances, except Permitted
Encumbrances.

         4.12 Environmental Matters.

              (a) (i) To the Company's Knowledge, the Company and its
Subsidiaries are in compliance with all applicable Environmental Laws; and (ii)
the Company and its Subsidiaries are in possession of, and in compliance with, all permits, certificates, licenses, approvals, tariffs and other authorizations of or issued by Governmental Authorities required by applicable Environmental
Laws; and (iii) there are no current claims under any Environmental Laws pending, or to the Company's Knowledge threatened, against the Company or its
Subsidiaries. Neither the Company nor any of its Subsidiaries has either expressly or, to the Company's Knowledge by operation of law, assumed or undertaken any liability or corrective, investigatory or remedial obligation of any other Person relating to any claims under any Environmental Laws. To the
Company's Knowledge, no Encumbrance relating to a violation of any Environmental
Law has attached to any property leased or owned by the Company or any of its
Subsidiaries for which the Company has any liability.

              (b) The operations of the Company and its Subsidiaries as they are presently conducted comply with all applicable Environmental Laws now in effect and the operations conducted by the Company and its Subsidiaries in the past complied with all applicable Environmental Laws in effect at the time of such operations, except, in each case, for

                                       21

any noncompliance which has not had, or is not reasonably likely to have, a
Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

              (c) Neither the Company nor any Subsidiary is subject to, or have been subject to any investigation by, order from or agreement with any
Governmental Authority relating to (i) any Environmental Law, or (ii) any remedial action arising from the release of a Hazardous Substance into the environment.

              (d) The Company or the Subsidiaries have filed all notices required to be filed under any Environmental Law indicating past or present treatment, storage, or disposal of a Hazardous Substance or reporting of a spill or release of a Hazardous Substance into the environment, except where the failure to file any such notice has not had, or is not reasonably likely to have, a Material Adverse Effect on the Company or its Subsidiaries.

              (e) Neither the Company nor any Subsidiary has received any written notice or other claim to the effect that it is or may be liable to any
Person as a result of the release or threatened release of a Hazardous
Substance.

         4.13 Tax Returns.

              (a) Each of the Company and its Subsidiaries has timely filed or caused to be timely filed or will timely file or cause to be timely filed with the appropriate taxing authorities all Tax Returns that are required to be filed by, or with respect to, it on or prior to the Closing Date. The Tax Returns have accurately reflected and will accurately reflect all liability for Taxes of the
Company and the Subsidiaries for the periods covered thereby.

              (b) All Taxes and Tax liabilities of the Company and its
Subsidiaries for all taxable years or periods that were due and payable prior to the date of this Agreement have been paid and all Taxes and Tax liabilities of the Company and its Subsidiaries that will be due and payable prior to the
Closing Date will be paid.

              (c) Schedule 4.13(c) lists (i) each taxable year or other taxable period of the Company or a Subsidiary for which an audit or other examination of
Taxes by the appropriate tax authorities of any nation, state or locality is currently in progress (or, to the Knowledge of the Company, scheduled as of the
Closing Date to be conducted) together with the names of the respective tax authorities conducting (or, to the Knowledge of the Company, scheduled to conduct) such audits or examinations and a description of the subject matter of such audits or examinations, (ii) the most recent taxable year or other taxable period for which an audit or other examination relating to all Taxes of the
Company has been finally completed and the disposition of such audit or examination, (iii) the taxable years or other taxable periods of the Company which will not be subject to the normally applicable statute of limitations for applicable Taxes, (iv) the amount of any proposed adjustments (and the principal reason thereof) relating to any Tax Returns, which have been proposed or assessed by any taxing authority, and (v) a list of all notices received by the
Company or any Subsidiary from any taxing authority relating to any issue which could affect its liability for Taxes, which issue has not been finally

                                       22

determined and which, if determined adversely to the Company or the Subsidiary, could result in a Tax liability.

              (d) All Taxes which the Company or a Subsidiary is (or was)
required by law to withhold or collect have been duly withheld or collected, and have been or will be timely paid over to the proper authorities to the extent due and payable.

              (e) Neither the Company nor any of its Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations.
Except as set forth in Schedule 4.13(e), neither the Company nor any of its
Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.
Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
Neither the Company nor any of its Subsidiaries has issued or assumed (i) any obligation described in Section 279(b) of the Code, (ii) any applicable high yield discount obligation, as defined in Section 163(i) of the Code, or (iii)
any registration-required obligations, within the meaning of Section 163(f)(2)
of the Code, that is not in registered form. Neither the Company nor any of its
Subsidiaries is a party to any Tax allocation or sharing agreement. Neither the
Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated, combined or unitary income Tax Return (other than a group the common parent of which was the Company), or (ii) has any liability for the
Taxes of any Person (other than any of the Company and its Subsidiaries) under
Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. The Company and its
Subsidiaries have properly disclosed on their income Tax Returns any positions taken therein that could give rise to a substantial understatement of federal or other income Tax within the meaning of Section 6662 of the Code or similar statute. The Company and its Subsidiaries have not entered into any "reportable transactions" as defined by Treasury Regulation Section 1.6011-4.

         4.14 Employees.

              (a) Employees. Schedule 4.14 sets forth a true, correct and complete list of all individuals employed by the Company and its Subsidiaries
(the "Employees") and their present position and rate of compensation. None of the Employees is covered by any union or collective bargaining agreement.

              (b) Labor Disputes. There are no material discrimination
complaints nor any other kind of employment or labor related disputes against the Company or any Subsidiary pending before or threatened before any federal, state or local court or agency, and no material dispute respecting minimum wage or overtime claims or other conditions or terms of employment exists. Neither the Company nor any Subsidiary has experienced any material labor disputes or any material work stoppage due to labor disagreements within the past three years. There is no unfair labor practice charge or complaint pending or threatened against the Company or any Subsidiary before the National Labor
Relations Board; (ii) there is no labor strike,

                                       23

slowdown or stoppage pending or threatened against or affecting the Company or any Subsidiary; and (iii) no question concerning representation has been raised with the Company or any Subsidiary within the past three years or has been threatened against the Company or any Subsidiary within the past three years respecting the Employees.

              (c) The Company's and its Subsidiaries' relationships with their employees are good and neither the Company nor any of its Subsidiaries has
Knowledge of any reason why its relationships with its employees could reasonably be expected to have a Material Adverse Effect on the Company and its
Subsidiaries taken as a whole.

         4.15 Employee Benefit Plans.

              (a) Except as set forth on Schedule 4.15 (the "Plans"), neither the Company nor any Subsidiary has been a sponsor of, party to or obligated to contribute to any Employee Benefit Plan (as defined in Section 3(3) of the
ERISA), or any employee loan program, incentive compensation program, profit sharing, retirement, pension, deferred compensation, severance, termination pay, stock option or purchase plan, guaranteed annual income plan, fund or arrangement, payroll incentive, hospitalization, medical disability, life or other insurance plan, or other employee fringe benefit program or plan, or any other plan, payroll practice, policy fund agreement or arrangement similar to or in the nature of the foregoing, oral or written. True and complete copies of all written Plans along with (i) the most recent annual report (Form 5500), if any, filed for each Plan, (ii) each trust agreement, if any, relating to such Plan,
(iii) the most recent summary plan description for each Plan for which a summary plan description is required, (iv) the most recent determination letter, if any, issued by the IRS with respect to any Plan qualified under Section 401(a) of the
Code; and (v) the most recent actuarial report, if any, for each Plan have been made available to Purchaser.

              (b) Each of the Plans has been operated and administered in all material respects in accordance with applicable Laws, including, but not limited to ERISA and the Code. Each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the IRS issued after January 1, 2002, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification.

              (c) Neither the Company nor any Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No complete or partial termination has occurred within the five (5) years preceding the date hereof with respect to any ERISA Plan. No reportable event (within the meaning of Section 4043 of ERISA), other than an event for which notice to the Pension Benefit Guaranty Corporation has been waived, has occurred with respect to any Plan subject to Title IV of ERISA. None of the assets of the Company or the Subsidiaries is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code. Neither the
Company nor any Subsidiary have been required to post any security under Section
307 of ERISA or Section 401(a)(29) of the Code.

                                       24

              (d) No plan sponsored or maintained by the Company or any
Subsidiary is a multi-employer plan within the meaning of Section 3(37) of
ERISA.

         4.16 Intellectual Property Rights. Unless the context clearly requires otherwise, all references in this Section 4.16 to the Company shall include the
Company and its Subsidiaries

              (a) Schedule 4.16 of the Disclosure Schedule set forth a complete and accurate list of all U.S. and foreign patents, patent applications, trademarks, trademark applications, trademark registrations, Internet domain name registrations, service marks, service mark applications, service mark registrations, logos, copyrights, copyright registrations and copyright applications, and such Schedule sets forth a complete and accurate list of all technical know-how and other proprietary intellectual property rights and software programs and systems (collectively, "Intellectual Property Rights")
that are material to the conduct of the business of the Company and its
Subsidiaries taken as a whole, as currently or planned to be conducted, and identifying the owner or licensor of such material Intellectual Property Rights.
Each of the Company and its Subsidiaries owns, or is validly licensed or otherwise has the right to use all the Intellectual Property Rights that are material to the conduct of the business of the Company and its Subsidiaries taken as a whole ("Material Intellectual Property Rights") and that are used by it in connection with its businesses as currently conducted or planned to be conducted by it, in each case, free and clear of all Liens, except for where the failure to own, be validly licensed or have the right to use such Material
Intellectual Property Rights or where the presence of Liens on such Material
Intellectual Property Rights would not reasonably be expected to result in a
Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

              (b) No claims are pending or, to the Knowledge of the Company, threatened in writing that the Company or any of its Subsidiaries are infringing, misappropriating or otherwise violating or interfering with the rights of any person with regard to any Intellectual Property Rights. To the
Knowledge of the Company, no person or persons are infringing, misappropriating or otherwise violating or interfering with the rights of the Company or of any of its Subsidiaries with respect to any Intellectual Property Rights.

              (c) No claims are pending or, to the Knowledge of the Company, threatened in writing with regard to ownership or enforceability by the Company or any of its Subsidiaries of any of their respective Intellectual Property
Rights.

              (d) The Material Intellectual Property Rights owned by the Company and its Subsidiaries are in full force and effect, and have not expired or been cancelled or abandoned, and, to the Knowledge of the Company, are valid and enforceable, except where such cancellation, expiration or abandonment, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries
taken as a whole. All material patents, trademarks and applications and registrations therefor owned by the Company or any of its Subsidiaries have been duly registered, filed with or issued by each appropriate Governmental Authority in the jurisdiction indicated on Schedule 4.16 of the Disclosure Schedule, all necessary affidavits of continuing use have been filed and all necessary maintenance and other applicable fees have been timely paid to continue all such rights

                                       25

in effect, except failures to register, file or pay that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material
Adverse Effect on the Company and its Subsidiaries taken as a whole. None of the material patents and patent applications listed on Schedule 4.16 of the
Disclosure Schedule has been declared invalid or unenforceable, in whole or in part, by any Governmental Authority. Each inventor named on the patents and patent applications identified as being owned by the Company or any of its
Subsidiaries on Schedule 4.16 of the Disclosure Schedule has executed an agreement assigning his, her or its entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to the Company or a Subsidiary of the Company.

              (e) The Company uses, and has used, commercially reasonable efforts to maintain the confidentiality of its trade secrets and other confidential proprietary information.

              (f) All of the Material Intellectual Property Rights that are owned by the Company or one of its Subsidiaries were either developed (i) by employees of the Company or any Subsidiary (or a predecessor entity thereof)
within the scope of their employment or (ii) by independent contractors who have assigned their rights to the Company or any Subsidiary pursuant to written agreements.

              (g) Neither the Company nor any Subsidiary has licensed its rights in any Intellectual Property Rights owned by it except pursuant to written agreement. No royalties, honoraria or other fees are payable by the Company or any Subsidiary to any third parties (other than Governmental Authorities) for the use of or right to use any Intellectual Property Rights except pursuant to written agreements.

         4.17 Broker or Finder. Neither the Company, any of its Subsidiaries nor
any party acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of transactions contemplated herein or in any related agreement, except for the fees payable to Houlihan Lokey Howard & Zukin Capital, which are included in the
Company Transaction Expenses.

         4.18 Questionable Payments. Neither the Company nor any of its
Subsidiaries has (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii)
made any direct or indirect unlawful payments to government officials or employees, or foreign government officials or employees, from corporate funds,
(iii) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (iv) made any false or fictitious entries on its books of account, (v) made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or (vi) made any other payment, favor or gift not fully deductible for federal income tax purposes.

         4.19 Disclosure. No representation or warranty by the Company in this
Agreement or in any certificate furnished or to be furnished by the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements

                                       26

contained herein or therein, in light of the circumstances under which they are made, not misleading.

         4.20 Conduct of Business. Since October 1, 2003, the Company and its
Subsidiaries have conducted their respective businesses only in the Ordinary
Course of Business.

         4.21 Material Contracts.

              (a) Schedule 4.21(a) sets forth a list of each of the following contracts, agreements, binding bids, binding proposals, or binding quotations to which, as of the date hereof, each of the Company and its Subsidiaries is a party or signatory or pursuant to which the Company or any of its Subsidiaries has third party rights (except with respect to the Leases (the "Leases"), which are set forth on Schedule 4.10, which are hereby incorporated by reference into
Schedule 4.21(a) and made a part thereof): (i) contract or series of contracts resulting in a commitment or potential commitment for expenditure or other obligation or potential obligation, or which provides for the receipt or potential receipt, involving in excess of One Hundred Thousand Dollars
($100,000) in any instance, or series of related contracts that in the aggregate give rise to rights or obligations exceeding such amount other than contracts with Governmental Authorities referred to in clause (ii); (ii) Governmental
Contracts resulting in a commitment or potential commitment for expenditure or other obligations or potential obligations, or which provide for the receipt or potential receipt, involving in excess of One Hundred Thousand Dollars
($100,000) in any instance, or series of related contracts that in the aggregate give rise to rights or obligations exceeding such amount; (iii) employment and retention agreements, collective bargaining agreements and any amendments or modifications thereof and union recognition agreements; (iv) indentures, mortgages, promissory notes, loan agreements, guarantees, capital leases or other agreements or commitments for the borrowing or lending of money or
Encumbrances of assets involving more than Ten Thousand Dollars ($10,000) in each instance; (v) agreements which restrict the Company or its Subsidiaries from engaging in any line of business or from competing with any other Person;
(vi) warranties made with respect to products manufactured, packaged, distributed or sold by the Company or its Subsidiaries; (vii) all agreements or arrangements by which the Company or any of its Subsidiaries sold or divested itself, directly or through a Subsidiary, of any material portion of its assets, including the sale of all or substantially all of the capital stock or other ownership interests of any of its Subsidiaries ("Divestiture Agreements");
(viii) any acquisition, partnership, shareholder, joint venture, teaming or similar agreements or arrangements to which the Company is a party; (ix) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees; (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees; (xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the Company and its
Subsidiaries taken as a whole; (xii) each independent sales representative or distribution agreement, supply agreement or similar agreement relating to or providing for the marketing or manufacturing of the Company's products; (xiii)
each consulting, development, joint development, research and development or similar agreement relating to development of the Company's or its Subsidiaries'
products or Intellectual Property Rights and each agreement under which the
Company or its

                                       27

Subsidiaries has granted or obtained a license to Intellectual Property Rights, other than commercial software licenses; (xiv) all Plans; (xv) all agreements with any "disqualified individual" (as defined in Section 280G(c) of the Code)
which contains any severance or termination pay liabilities which would result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(l) of the Code) under Section 280G of the Code; and
(xvi) every agreement between the Company or any of its Subsidiaries and any of their officers, directors or more than 5% shareholders, or any entity in which any of their officers, directors or more than 5% shareholders has a greater than
2% equity interest (collectively, and together with the Leases and all other agreements required to be disclosed on any Disclosure Schedule to this
Agreement, the "Company Material Contracts"). The Company has previously made available to Purchaser true, complete and correct copies of each of the Company
Material Contracts.

              (b) None of the Company Material Contracts was entered into outside the Ordinary Course of Business of the Company or any of its
Subsidiaries.

              (c) All such Company Material Contracts (other than potential commitments and obligations) are valid and binding upon the Company and its
Subsidiaries and are in full force and effect and enforceable against the
Company and its Subsidiaries in accordance with their respective terms; subject to (i) applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting the enforcement of creditors' rights generally; and (ii)
the effect of general principles of equity (including specific performance)
regardless of whether considered in a proceeding in equity or at law.

              (d) Except as set forth in Schedule 4.21(d), (i) no consent of any
Person is needed in order that each such Company Material Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration, or rights of early termination by reason of the consummation of the transactions contemplated by this Agreement, and (ii) neither the Company nor any of its Subsidiaries has received notice that it is in violation of, breach of, or default under any, or is in violation of, breach of, or default under any, such Company Material Contract, nor to the Company's Knowledge is any
other party to any such Company Material Contract in violation of, material breach of, or default under any such Company Material Contract.

              (e) Each of the Company and its Subsidiaries has, with respect to all Governmental Contracts that are Company Material Contracts: (i) complied in all material respects with all certifications and representations that the
Company or any of its Subsidiaries have executed, acknowledged or set forth with respect to each such Company Material Contract, (ii) complied in all material respects with all clauses, provisions and requirements incorporated expressly, by reference or by operation of law in each such Company Material Contract, and
(iii) submitted certifications and representations with respect to each such
Company Material Contract that were accurate, current and complete when submitted in all material respects, and were properly updated to the extent required by Applicable Law or the applicable Company Material Contract.

                                       28

              (f) Each of the Company and its Subsidiaries has not, with respect to any Governmental Contracts that are Company Material Contracts: (i) received notice that the Company or any of its Subsidiaries has breached or violated any
Applicable Law, certification, representation, clause, provision, or requirement with respect to any such Company Material Contract, (ii) received any show cause notice or cure notice or default termination with respect to any such Company
Material Contract, (iii) received any formal or informal determination that costs incurred under any such Company Material Contracts have been questioned or disallowed, (iv) received any adverse decision from a contracting officer relating to any such Company Material Contracts (other than potential commitments or obligations), or (v) received any notice that monies due under any such Company Material Contracts are or may be subject to withholding or setoff.

              (g) With respect to any Governmental Contracts that are Company
Material Contracts, there are no pending claims (other than accounts receivable)
against any Governmental Authority or, to the Knowledge of the Company,
threatened claims against any prime contractor, subcontractor or vendor arising out of or relating to any such Governmental Contract.

              (h) Each of the Company and its Subsidiaries has not received any notice that the Company or any of its Subsidiaries is currently debarred or suspended from doing business with any Governmental Authority, nor has the
Company or any of its Subsidiaries received any notice that the Company or any of its Subsidiaries has been declared ineligible for doing business with any
Governmental Authority. Neither the Company nor any of its Subsidiaries has
received any notice, and the Company has no Knowledge, that a Governmental
Authority intends to institute any debarment, suspension or ineligibility proceedings against the Company or any of its Subsidiaries.

              (i) The Company or any of its Subsidiaries has not received any negative determination of responsibility by any Governmental Authority or government prime contractor with respect to the Company or any of its
Subsidiaries. The Company does not have Knowledge of any reasonably likely negative determination of responsibility by any Governmental Authority or government prime contractor with respect to the Company or any of its
Subsidiaries.

              (j) The Company and its Subsidiaries possess all necessary security clearances and permits for the execution of their obligations with respect to any Governmental Contract or bid, proposal or quotation submitted to any Governmental Authority or government prime contractor. The Company and its
Subsidiaries have never been denied a facility security clearance and none of their employees has been denied a personal clearance while employed by the
Company and its Subsidiaries.

              (k) The Company has no Knowledge of any irregularities,
misstatements or omissions relating to any of the Governmental Contracts or any of its bids, quotations or proposals, past or present, that have led to or have a reasonable likelihood of leading to (A) any administrative, civil or criminal investigation or indictment of the Company or

                                       29

its Subsidiaries; (B) the formal questioning or disallowance of any costs submitted for payment by the Company or its Subsidiaries; (C) the recoupment of any payments previously made to the Company or its Subsidiaries; or (D) the assessment of any penalties or damages of any kind against the Company or its
Subsidiaries, arising out of such irregularities, misstatements or omissions that have or would be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

              (l) There exist (A) no outstanding claims against the Company or its Subsidiaries either by a Governmental Authority or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any
Governmental Contract; and (B) to the Knowledge of the Company, no facts upon which such a claim reasonably may be based in the future.

              (m) Each of the Company and its Subsidiaries is not undergoing and has not undergone any audit, and the Company has no Knowledge of any basis that would reasonably be expected to lead to audits in the future, arising under or relating to any Governmental Contract, other than customary audits and reviews.

         4.22 Divestiture Agreements.

              (a) Schedule 4.22 sets forth (a) a statement of the reserves set aside by the Company or its Subsidiaries for any liabilities, contingent liabilities, or continuing or executory obligations of performance or payment that the Company or its Subsidiaries has or may have as of the date of the
Company's most recent Financial Statements setting forth such reserves pursuant to or in connection with any of the Divestiture Agreements, and (b) a statement summarizing any claims made by third parties with respect to such liabilities, contingent liabilities, or continuing or executory obligations of performance or payment through the date of this Agreement pursuant to or in connection with any of the Divestiture Agreements.

              (b) Each representation or warranty made by the Company or any of its Subsidiaries in, or in connection with, any Divestiture Agreement was true, complete, and correct in all material respects as of the date on which it was made.

         4.23 Products. To the Company's Knowledge, there exists no reasonably likely basis for (i) the withdrawal or suspension of any Governmental
Authorization, approval or consent of any Governmental Authority with respect to any product distributed or sold by any of the Company or any of its Subsidiaries
(a "Product"), or (ii) the recall, withdrawal or suspension by order of any
Governmental Authority of any Product. There are no defects in the designs, specifications, or processes developed and/or owned by the Company or its
Subsidiaries with respect to any Product sold or otherwise distributed by the
Company or its Subsidiaries that will give rise to any material liabilities, damages, fines, assessments, losses, penalties, or expenses, and to the
Company's Knowledge, there are no such defects in the designs, specifications, or processes developed and/or owned by others and used by the Company with respect to any such Product sold or otherwise distributed.

                                       30

         4.24 Proxy Statement. The information included in the Proxy Statement for use relating to the Company Shareholder Approval or any of the amendments or supplements thereto (other than any information relating to Purchaser or Merger
Sub) will not, at the date it is first mailed to the Company's shareholders and at the time of the Shareholders' Meeting, contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

         4.25 Accounts Receivable, Notes Receivable, and Costs in Excess of
Billing. All accounts, notes receivable and costs in excess of billing of the
Company as of the day immediately preceding the date hereof (the "Receivables")
have arisen in the Ordinary Course of Business, represent valid obligations owed to the Company for sales made, services performed or other charges, are not subject to claims or set-off, or other defenses or counter-claims, and, subject only to reserves reflected on Schedule 4.25. Except as set forth on Schedule
4.25, all items which are required by GAAP to be reflected as Receivables on the
Financial Statements and on the books and records of the Company are so reflected and have been recorded in accordance with GAAP. Since September 30,
2003, the Company and its Subsidiaries have not changed the period for determining when receivables become uncollectible. Schedule 4.25 is a true and complete aged list of all the Receivables relating to the Company and its
Subsidiaries as of the day immediately prior to the date hereof, and except as set forth on Schedule 4.25, none of the Receivables included in the Financial
Statements are owed by the Company's shareholders or relate to any other employee or Affiliate of the Company. Schedule 4.25 sets forth a list of any and all Receivables from employees, shareholders and Affiliates of the Seller, including, without limitation, all notes, loans, advances or other monies owed to the Company by any past or present employee. The representations and warranties contained in this Section 4.25 shall apply to all Financial
Statements delivered pursuant Section 6.2(a)(v) hereof.

         4.26 Accounts and Notes Payable. Schedule 4.26 sets forth a true and correct aged list of all accounts and notes payable of the Company as of July
31, 2004. All accounts and notes payable have arisen in the Ordinary Course of
Business and represent valid indebtedness of the Company, for the exclusive benefit of the Company. Except as set forth on Schedule 4.26, all items which are required by GAAP to be reflected as accounts and notes payable on the
Financial Statements and on the books and records of the Company are so reflected and have been recorded in accordance with GAAP. The Company and its
Subsidiaries do not have any accounts payable to any of its directors, officers, shareholders or any other Affiliates of the Company and its Subsidiaries. The representations and warranties contained in this Section 4.26 shall apply to all
Financial Statements delivered pursuant Section 6.2(a)(v) hereof.

         4.27 Inventory Valuation. The raw materials, work in process, spare parts, and other inventory of the Company as set forth on the Financial
Statements and the raw materials, work in process, spare parts, and other inventory of the Company currently are, in usable or salable condition in the
Ordinary Course of Business at the amounts carried on the Financial Statements and on the books and records of the Company, respectively. The raw materials, work in process, spare parts, and other inventory are (a) not obsolete or excessive and are of at least the standard quality for such items; (b) suitable for the manufacture and distribution of the

                                       31

Company's Products; (c) not in excess of the normal purchasing patterns of the
Company; and (d) adequate to meet the Company's and its Subsidiaries' expected shipping requirements. Except as set forth on Schedule 4.27, the amounts of the inventories reflected on the Financial Statements and on the books and records of the Company have been determined in accordance with GAAP. The representations and warranties contained in this Section 4.27 shall apply to all Financial
Statements delivered pursuant Section 6.2(a)(v) hereof.

         4.28 Company Transaction Expenses . Schedule 4.28 sets forth a complete and accurate list of all Company Transaction Expenses incurred or accrued by the
Company and its Subsidiaries after July 3, 2004 through and including September
4, 2004.

         4.29 Lot Failures. Except as set forth on Schedule 4.29, neither the
Company nor any of its Subsidiaries has experienced a failure to meet the specifications set forth in any Company Material Contract or any testing protocols with respect to products delivered pursuant to such Company Material
Contract. Schedule 4.29 includes true and complete summaries of the lot failures experienced by the Company or any of its Subsidiaries, the remedial actions taken, or proposed to be taken, by the Company or any of its Subsidiaries, and a status update with respect to such lot failures.

         5. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

         Purchaser and Merger Sub represent and warrant to the Company that the statements contained in this Section are true, correct and complete.

         5.1 Organization, Qualification, and Corporate Power. Each of Purchaser
and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Purchaser and
Merger Sub are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such authorization is required in which the failure to be so qualified would have a Material Adverse Effect on
Purchaser and Merger Sub taken as a whole. Each of Purchaser and Merger Sub has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Purchaser has delivered to the Company true, correct, and complete copies of the certificate or articles of incorporation and bylaws of the Purchaser and Merger Sub. Merger
Sub is an indirect wholly-owned Subsidiary of Purchaser.

         5.2 Authorization of Transaction. Purchaser and Merger Sub have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform their obligations hereunder. The execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of
Purchaser and Merger Sub. This Agreement is a legal, valid and binding agreement of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with its terms.

                                       32

         5.3 Non-contravention. Neither the execution and the delivery of this
Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Purchaser or Merger Sub is subject or any provision of the articles or certificate of incorporation or bylaws of Purchaser or Merger Sub, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, consent or approval under any material agreement, contract, lease, license, instrument, or other arrangement to which Purchaser or Merger Sub is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any security interest upon any of its assets). Other than in connection with the provisions of the PBCL and compliance with the HSR Act, neither Purchaser nor
Merger Sub needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

         5.4 Governmental Contracts. As of the date hereof, each of Purchaser and its Subsidiaries is in material compliance with and is not in default under or in violation of any material provision of its Governmental Contracts. Neither
Purchaser nor any of its Subsidiaries is subject to any material judicial, governmental or administrative order, judgment or decree of any Governmental
Authority currently in effect relating to any of its Governmental Contracts.
Neither Purchaser nor any of its Subsidiaries has received a notice of any material breach, default or violation (or notice of any investigation, inspection, audit, or other proceeding by any Governmental Authority involving an allegation of any material breach, default or violation) of any of its
Governmental Contracts, and no such investigation, inspection, audit or other proceeding by any Governmental Authority with respect to any of its Governmental
Contracts is pending or, to the Knowledge of Purchaser and Merger Sub, threatened.

         5.5 Broker or Finder Neither Purchaser, Merger Sub, nor any party acting on any of their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated herein or in any related agreement.

         5.6 Disclosure. No representation or warranty by Purchaser and Merger
Sub in this Agreement or in any certificate furnished or to be furnished by
Purchaser or Merger Sub pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.

                                       33

         6. COVENANTS

              6.1 Alternative Proposals.

              (a) Subject to Section 6.1(b), since September 27, 2004, the
Company has not, and until the earlier of the Effective Time or the termination of this Agreement as provided herein, the Company agrees that neither it nor any of its Subsidiaries or any other Affiliates, nor any of their Representatives, shall, directly or indirectly, (i) encourage, invite, initiate or solicit any inquiries relating to or the submission or making of a proposal by any Person with respect to an Alternative Transaction or (ii) participate in or encourage, invite, initiate or solicit negotiations or discussions with, or furnish or cause to be furnished any information to, any Person relating to an Alternative
Transaction. Any violation of the restriction set forth in this Section 6.1 by any Representative of the Company or any of its Subsidiaries, whether or not such Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6.1 by the Company. Upon the execution of this Agreement, the Company shall immediately cease, or cause to be ceased, any discussions or negotiations with any Person regarding any proposed or potential Alternative Transaction and shall request the prompt return to the
Company, or destruction of, any confidential information provided in connection with any such discussions or negotiations. Except in accordance with Section
6.1(b), the Company's board of directors shall not (1) make a Change in the
Company Recommendation, or (2) cause the Company to enter into any memorandum of understanding, agreement in principle, letter of intent, contract or agreement
(whether written or oral) related to any Alternative Transaction.

              (b) Notwithstanding anything set forth herein to the contrary, and so long as the Company and its Representatives have not breached this Section
6.1 in any respect, the board of directors of the Company may, prior to receipt of the Company Shareholder Approval, review, negotiate, and provide only the same information to a third party that has been previously provided or made available to Purchaser and Merger Sub (subject to a confidentiality agreement at least as restrictive as the Confidentiality Agreement) in connection with the review and negotiation of an unsolicited, bona fide written proposal regarding an Alternative Transaction (an "Unsolicited Offer"); provided, that: (i) the
Company's board of directors, in the exercise of its fiduciary duties, shall have concluded in good faith, after considering Applicable Law, on the basis of advice of counsel, that the failure to respond to an Unsolicited Offer shall be a breach of its fiduciary duties to the Company's shareholders under
Pennsylvania law, (ii) the Company's board of directors shall have determined in good faith (after consultation with its financial advisors) that the acquiring party is capable of consummating such Alternative Transaction, (iii) if any cash consideration is involved, such Alternative Transaction shall not be subject to any financing contingency, (iv) consummation of the Alternative Transaction is not subject to any due diligence condition of the third-party acquiror, and (v)
the Company's board of directors shall have determined (after consultation with its financial advisors) that such Alternative Transaction is superior to the
Merger from a financial point of view to the shareholders of the Company (a proposed Alternative Transaction that meets the criteria set forth in subsections (i) - (v) of this Section 6.1(b) is referred to herein as a
"Superior Transaction"). In the event the

                                       34

Company's board of directors intends to accept an Unsolicited Offer that it determines to be a Superior Transaction pursuant to the terms of this Section
6.1(b), the Company's board of directors shall provide Purchaser and Merger Sub with at least two (2) Business Days' prior written notice of its intent to accept and proceed with the Superior Transaction.

              (c) In the event a third party makes an inquiry, offer or proposal to the Company with respect to any Alternative Transaction, the Company, subject to any related confidentiality agreement existing on the date hereof that, in the opinion of counsel to the Company, is binding on the Company and precludes such disclosure, will promptly inform Purchaser of any such inquiry, offer or proposal (including the terms thereof and the identity of the third party making such inquiry, offer or proposal) and will promptly furnish to Purchaser a copy of any such inquiry, offer or proposal, if in written form, or otherwise a summary of the principal terms thereof; provided, that in the event that any existing confidentiality agreement, as described above, precludes any such disclosure, then the Company will provide Purchaser with written notice of the existence of such other inquiry, offer or proposal for an Alternative
Transaction and will provide as much information as is permissible consistent with the provisions of such confidentiality agreement.

              6.2 Interim Operations.

              (a) From the date of this Agreement until the earlier of the
Effective Time and the termination of this Agreement pursuant to the terms hereof, unless Purchaser has consented in writing thereto, or except as otherwise expressly set forth in this Agreement, the Company shall, and shall cause each of its Subsidiaries to:

                   (i)     conduct its business, financial, and other operations
                           in the Ordinary Course of Business, including the
                           payment of all accounts payable and other routine and
                           customary expenses in the Ordinary Course of
                           Business, including, without limitation, the payment
                           of annual insurance premiums;

                   (ii)    use all commercially reasonable efforts to preserve
                           intact its business organizations and goodwill, keep
                           available the services of its officers and employees,
                           and maintain satisfactory relationships with those
                           Persons having business relationships with the
                           Company or its Subsidiaries;

                   (iii)   in the event the Company chooses to pay any
                           indebtedness for borrowed money (other than principal
                           and interest payments as they become due and other
                           than repayments made from time to time under the
                           Credit Facility, all in the Ordinary Course of
                           Business), promptly notify the Purchaser in writing
                           of its intent to do so along with such amount to be
                           paid prior to such payment being made;

                                       35

                   (iv)    provide Purchaser with an itemized schedule of the
                           Company's Transaction Expenses and Financial
                           Indebtedness on each of the date hereof, the first
                           day of each calendar month following the date hereof,
                           and the Closing Date;

                   (v)     within the fifteen (15) days following the end of
                           each fiscal month, provide Purchaser with the
                           Company's consolidated balance sheet as of the end of
                           such month and consolidated statement of operations
                           (for such month and for the year to date as of the
                           end of such month), the Company's Marketing Report
                           substantially in the form attached hereto as Exhibit
                           C, and a statement of the capital expenditures made
                           by the Company during such month and for the year to
                           date as of the end of such month;

                   (vi)    upon the discovery thereof, promptly notify Purchaser
                           of the occurrence of any breach of any representation
                           or warranty of the Company contained herein or in any
                           Ancillary Document;

                   (vii)   maintain the same level of coverage as of the date
                           hereof for each of its existing insurance programs
                           and provide Purchaser with insurance certificates and
                           plan summaries promptly following the execution of
                           its annual insurance renewals;

                   (viii)  use commercially reasonable efforts to have former creditors, who have been previously paid in full and
                           have filed UCC-1 financing statements with the
                           applicable Governmental Authorities but have not
                           filed all required UCC-3 termination statements with
                           such Governmental Authorities, to file with the
                           applicable Governmental Authorities such required
                           UCC-3 termination statements as promptly as
                           practicable;

                   (ix)    use commercially reasonable efforts to obtain all
                           bills and invoices for Company Transaction Expenses
                           incurred at or prior to the Effective Time as soon as
                           possible but in no event later than the Effective
                           Time, and promptly provide Purchaser with a copy of
                           such bills and invoices; and

                   (x)     on or before the Closing Date, terminate (a) the
                           Consulting Agreement dated September 1, 2001 between
                           the Company and Ronald J. Wanchisen, (b) the
                           Agreement dated September 1, 2001 between the Company
                           and Mr. Wanchisen (which amends the Executive
                           Employment Agreement dated June 1, 1997 between the
                           Company and Mr. Wanchisen) and (c) the Agreement
                           dated September 25, 2001 between the Company and John
                           P. Sweeney by making to Ronald J. Wanchisen and John
                           P. Sweeney the

                                       36

                           payments that would otherwise be payable to them
                           absent the termination of such agreements and, within
                           thirty (30) days after the date hereof, notify
                           Purchaser and Merger Sub whether the Company will
                           either terminate or transfer each of the life
                           insurance policies for the benefit of each of John P.
                           Sweeney and Ronald J. Wanchisen, as the case may be,
                           to such beneficiary; provided, that if the Company
                           does not provide the notice required in this Section
                           6.2(a)(x), the Company shall be obligated to
                           terminate the life insurance policies referenced in
                           this Section 6.2(a)(x) on or prior to the Closing
                           Date.

              (b) Without limiting the generality of Section 6.2(a), from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement, except for actions required to be taken by the
Company or any of its Subsidiaries in the performance of their respective obligations under the Company Material Contracts, unless Purchaser has consented in writing thereto or except as otherwise expressly contemplated or permitted by this Agreement, the Company shall not, and shall not permit each of its
Subsidiaries to:

                   (i)     amend its respective certificate of incorporation,
                           bylaws, or other organizational documents;

                   (ii)    issue, sell, pledge, dispose of or encumber, or
                           authorize the issuance, sale, pledge, disposition or
                           encumbrance of, any shares of its capital stock or
                           other ownership interest in the Company or any of its
                           Subsidiaries or any securities convertible into or
                           exchangeable for any such shares or ownership
                           interest, or any rights, warrants or options to
                           acquire or with respect to any such shares of capital
                           stock, ownership interest, or convertible or
                           exchangeable securities;

                   (iii)   split, combine or reclassify its capital stock, or
                           otherwise change its capitalization as it exists on
                           the date hereof, or propose the issuance of any other
                           securities in respect of, in lieu of or in
                           substitution for, shares of its capital stock or any
                           other equity interest;

                   (iv)    create any new equity based plan, convertible
                           security, or right to acquire any capital stock of
                           the Company.

                   (v)     declare, set aside or pay any dividend or make any
                           other distribution or payment (whether in cash, stock
                           or property or any combination thereof) with respect
                           to any shares of its capital stock or other ownership
                           interests (other than any dividend, distribution or
                           other payment by any of the Company's Subsidiaries to
                           the Company), including any constructive or deemed
                           distributions, or

                                       37

                           make any other payments to directors (other than for
                           directors' fees paid to the Company's board of
                           directors for board meetings), or shareholders in
                           their capacity as such (other than any such payments
                           by any of the Company's Subsidiaries to the Company);

                   (vi)    directly or indirectly redeem, purchase or otherwise
                           acquire any shares of its capital stock or capital
                           stock of its Subsidiaries;

                   (vii)   transfer, license, mortgage, encumber, sell, lease or
                           otherwise dispose of any of its assets (including
                           capital stock of its Subsidiaries) other than
                           inventory or obsolete or damaged equipment that is
                           not currently used or usable (in an amount not to
                           exceed One Hundred Thousand Dollars ($100,000) in the
                           aggregate) in the Ordinary Course of Business;

                   (viii)  acquire by merger, purchase or any other manner, any business, entity or division, make an investment in
                           or enter into a joint venture in any third party, or
                           make any capital expenditures or otherwise acquire
                           any material property or assets, except for purchases
                           of supplies or capital equipment in the Ordinary
                           Course of Business and having a price of less than
                           Fifty Thousand Dollars ($50,000) and except for the
                           purchase of raw materials and other inventory in the
                           Ordinary Course of Business; provided, that the
                           Company may make any capital expenditures forecasted
                           by the Company and disclosed to Purchaser in writing
                           prior to the date hereof;

                   (ix)    incur, assume, guarantee or otherwise become liable
                           for any indebtedness for borrowed money, including,
                           without limitation, capital leases, in excess of Ten
                           Thousand Dollars ($10,000), individually, or Fifty
                           Thousand Dollars ($50,000) in the aggregate, except
                           indebtedness to trade creditors of the Company or its
                           Subsidiaries, in the Ordinary Course of Business and
                           indebtedness incurred under the Credit Facility;

                   (x)     make or forgive any loans, advances or capital
                           contributions to, or investments in, any other Person
                           (other than advances in respect of business expenses
                           and loans and advances in respect of relocation
                           arrangements, in each case made to officers or
                           employees in the Ordinary Course of Business and
                           except for intercompany loans, intercompany advances,
                           or intercompany capital contributions made or
                           forgiven in the Ordinary Course of Business);

                                       38

                   (xi)    modify, amend, terminate or waive any rights under
                           any confidentiality agreement entered into in
                           connection with any Alternative Transaction;

                   (xii)   bid for or enter into any agreement or contract which
                           requires the payment, potential payment, receipt or
                           potential receipt by the Company of more than Two
                           Hundred Fifty Thousand Dollars ($250,000);

                   (xiii)  fail to bid timely to renew or extend any
                           Governmental Contract to which it is a party as of
                           the date hereof;

                   (xiv)   modify, amend, terminate or waive any rights under
                           any Company Material Contract;

                   (xv)    enter into any Company Material Contract described in
                           clauses (v), (xii), (xiii) and (xvi) of Section
                           4.21(a);

                   (xvi)   except as may be required of the Company or any of
                           its Subsidiaries under any plan, agreement, policy,
                           arrangement, or obligation currently in effect, or as
                           required by Applicable Law: (a) increase the
                           compensation, severance, bonus or, other benefits
                           payable or to become payable to any of the directors,
                           officers or employees of the Company or any of its
                           Subsidiaries, except for a one-time 3% - 4% increase
                           in the compensation of hourly employees in the
                           Ordinary Course of Business, (b) grant any severance
                           or termination pay to, or enter into any new
                           employment, consulting, retention, salary
                           continuation or severance agreement with, any officer
                           or director of the Company or any of its
                           Subsidiaries, or (c) establish, adopt, enter into,
                           amend or modify in any material respect any
                           collective bargaining agreement, employee benefit
                           plan, trust, fund, policy or arrangement for the
                           benefit of any current or former directors, officers
                           or employees of the Company or any of its
                           Subsidiaries, or any of their beneficiaries;

                   (xvii)  take any action to change accounting policies,
                           procedures or practices, except as required by a
                           change in GAAP or Applicable Law after the date
                           hereof ("Reporting Requirements");

                   (xviii) subject to Section 6.3 and except for the election of directors in the ordinary course at an annual meeting
                           of the Company's shareholders to be held concurrently
                           with the Shareholders' Meeting or a meeting of the
                           Company's shareholders to approve a

                                       39

                           Superior Transaction, approve or authorize any action
                           to be submitted to the shareholders of the Company
                           for approval other than pursuant to this Agreement;

                   (xix)   materially change any method of reporting income,
                           deductions or other material items for income Tax
                           purposes, make or change any material election with
                           respect to Taxes, agree to or settle any material
                           claim or assessment in respect of Taxes, or agree to
                           an extension or waiver of the limitation period to
                           any material claim or assessment in respect of Taxes,
                           other than in the Ordinary Course of Business or as
                           required by Reporting Requirements;

                   (xx)    settle or compromise any Company Litigation, or other
                           pending or threatened suit, action, or claim which
                           would require the payment by the Company or a
                           Subsidiary of more than One Hundred Thousand Dollars
                           ($100,000) or would impose a restriction on the
                           business, assets or operations of the Company
                           following the Closing Date;

                   (xxi)   accelerate, or accept payment at a discount, any
                           accounts receivable or trade receivables;

                   (xxii)  other than in the Ordinary Course of Business, delay any payment of any accounts payable beyond the
                           respective payment deadlines;

                   (xxiii) enter into any transactions outside the Ordinary
                           Course of Business;

                   (xxiv)  incur any insurance premium financing other than in the Ordinary Course of Business; and

                   (xxv)   agree orally or in writing to take any of the actions
                           prohibited by this Section 6.2(b).

              (c) Notwithstanding anything to the contrary contained in Section
6.2(b) hereof, the Company shall be permitted to formulate and make any bid in connection with any Governmental Contract in the Ordinary Course of Business,
and neither Purchaser nor Merger Sub shall have any right to review, approve or consent thereto; provided, however, that the provisions of this Section 6(c)
shall not prohibit the Company, Purchaser, Merger Sub and their respective
Affiliates from making a joint proposal or forming a contractor team arrangement in connection with such bid that is consistent with Federal procurement regulations and Applicable Law.

                                       40

              6.3 Company Shareholder Approval.

              (a) Subject to Section 6.1(b), promptly following the date of this
Agreement, the Company will call a special meeting of its shareholders (the
"Shareholders' Meeting") and cause to be mailed to its shareholders a proxy statement (the "Proxy Statement"), this Agreement and all other related documents (collectively, the "Proxy Materials") as promptly as practicable after the date hereof and, subject to Section 6.1(b) and 6.3(c), use its commercially reasonable efforts to solicit from holders of shares of Company Common Stock proxies in favor of the adoption of this Agreement, the Merger and the transactions contemplated herein and take all other action reasonably necessary or advisable to secure, at the Shareholders' Meeting, the Company Shareholder
Approval. Purchaser and Merger Sub shall furnish to the Company all information concerning themselves as may be reasonably requested by the Company in connection with the preparation and distribution of the Proxy Statement. If, at any time prior to the Effective Time, any information relating to Purchaser or
Merger Sub should be but is not set forth in an amendment or supplement to the
Proxy Statement or any information provided by Purchaser or Merger Sub for inclusion in the Proxy Statement or any amendment or supplement thereto has become inaccurate, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Purchaser shall promptly notify the Company and provide the Company with necessary information, and an appropriate amendment or supplement describing such information shall be, to the extent required by
Applicable Law, promptly disseminated to the Company's shareholders in an amendment to the Proxy Statement. Notwithstanding anything contained herein to the contrary, the Company shall provide Purchaser with the Proxy Materials no less than four (4) Business Days prior to mailing to the Company's shareholders and Purchaser shall have the right to provide comments to the Company which the
Company shall, in good faith, consider including in the Proxy Materials.

              (b) Subject to Section 6.1 and Section 6.3(c) and prior to any termination of this Agreement pursuant to Section 9.2(d), the Company, acting through the Company's board of directors, shall in accordance with Applicable
Law and the Company's Bylaws (i) duly call, give notice of, convene and hold, as promptly as practicable following the date hereof, the Shareholders' Meeting and
(ii) use its commercially reasonable efforts to solicit from holders of shares of Company Common Stock proxies in favor of the adoption of this Agreement and the Merger and the transactions contemplated herein, and take all other action necessary or advisable to secure, at the Shareholders' Meeting, the Company
Shareholder Approval, and the Company's board of directors shall unanimously recommend adoption of this Agreement, the Merger and the transactions contemplated herein by the Company's shareholders (the "Company
Recommendation"), and shall not withdraw, revoke or change the Company
Recommendation unless the board of directors of the Company, after complying with the provisions of Section 6.1(b), has notified Purchaser and Merger Sub that it has accepted a proposal for a Superior Transaction (collectively, a
"Change in the Company Recommendation"). Anything contained herein to the contrary notwithstanding, in the event of a Change in the Company
Recommendation, the Company's board of directors shall nonetheless call and hold
a

                                       41

Shareholders' Meeting in accordance with Sections 6.3(a) and (b)(i) for the purpose of approving this Agreement, the Merger and the other transactions contemplated herein.

              (c) If there is a Change in the Company Recommendation in
accordance with Section 6.3(b) hereof, then, in addition to any other rights and remedies available to Purchaser and Merger Sub:

                   (i)     the Company shall be obligated to vote all
                           unspecified but executed proxies submitted by holders
                           of shares of Company Common Stock after the Change in
                           the Company Recommendation proportionately in
                           accordance with the manner in which all specified
                           proxies shall have been voted;

                   (ii)    subject to Applicable Law, Purchaser and its
                           Affiliates and Representatives shall have the right,
                           as a participant in the Company's solicitation of
                           proxies, to communicate with (including, without
                           limitation, the right to require the Company to
                           include any materials or documents provided by
                           Purchaser in any Proxy Materials sent to the
                           Company's shareholders in connection with a Superior
                           Transaction) and solicit from holders of shares of
                           Company Common Stock the submission of Company
                           proxies in favor of the adoption of this Agreement,
                           the Merger and the transactions contemplated herein
                           and to take all actions necessary or advisable to
                           secure, at the Shareholders' Meeting, the Company
                           Shareholder Approval and otherwise to act as a
                           participant in the Company's solicitation, all in
                           accordance with Applicable Law; and

                   (iii)   the Parties shall cooperate with each other in
                           connection with any actions taken in connection with
                           the Shareholders' Meeting and make any filings under
                           federal or state securities laws required in
                           connection therewith.

              6.4 Filings; Other Action.

              (a) Subject to the terms and conditions herein provided, each of the Company, Purchaser and Merger Sub shall: (i) use commercially reasonable efforts to cooperate with one another in (A) determining which filings are required or advisable to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required or advisable to be obtained prior to the Effective Time from, Governmental Authorities or other third parties in connection with the execution and delivery of this Agreement and any other Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and (B) timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers; and (ii) use commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all

                                       42

other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Documents to which it is a party. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement and the Ancillary Documents, Purchaser, the Surviving Corporation and the
Shareholders' Agent (on behalf of the Company's shareholders) shall take all such necessary action.

              (b) In furtherance and not in limitation of the foregoing, each
Party hereto agrees to make an appropriate filing of a Notification and Report
Form pursuant to the HSR Act, if required, appropriate filings under any
Non-U.S. Anti-Trust Law, if required, and appropriate filings under any other
Regulatory Law with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, any Non-U.S. Anti-Trust Law, and any other Regulatory
Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act, if required, to obtain the receipt of any approvals required pursuant to any Non-U.S. Anti-Trust
Law, and to cause the expiration or termination of the applicable waiting periods under any other Regulatory Law as soon as practicable. Nothing in this
Agreement shall require any of Purchaser and its Subsidiaries or the Company and
its Subsidiaries to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Purchaser, the Company or their respective Subsidiaries or the conduct of their business in a specified manner, whether as a condition to obtaining any such approval from a
Governmental Authority or any other Person or for any other reason ("Regulatory
Restrictions").

              (c) Each of Purchaser and the Company shall, in connection with the efforts referenced in Section 6.4(a), obtain all requisite material approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, any Non-U.S. Anti-Trust Law, or any other Regulatory Law, use commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the DOJ, the Federal Trade Commission (the "FTC") or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other Party to review any communication (other than the Notification and Report Form and additional information requests in connection with the Notification and Report Form) given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent appropriate or permitted by the DOJ, the FTC or such other applicable
Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences. For purposes of this
Agreement, "Regulatory Law" means, if applicable, the Sherman Act, as amended, the Federal Trade Commission Act, as amended, the Clayton Act, as

                                       43

amended, and all other federal, state and foreign, if any, Applicable Laws that are designed or intended to prohibit, restrict or regulate antitrust violations or anti-competitive activities.

              (d) Subject to the terms and conditions of this Agreement, in furtherance and not in limitation of the covenants of each Party contained in
Section 6.4, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of the HSR Act, any Non-U.S. Anti-Trust Law or any Regulatory Law (a
"Regulatory Challenge"), each of Purchaser and the Company shall cooperate in all respects with each other and use its respective commercially reasonable efforts in order to contest and resist any such Regulatory Challenge and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

              (e) If any objections are asserted with respect to the
transactions contemplated hereby under the HSR Act, any Non-U.S. Anti-Trust Law or any Regulatory Law or if any suit is instituted by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any the HSR Act, any Non-U.S. Anti-Trust Law or Regulatory Law,
each of Purchaser and the Company shall use commercially reasonable efforts and cause its respective Subsidiaries to use their commercially reasonable efforts to resolve any such objections or challenge as such Governmental Authority or private party may have to such transactions the HSR Act, any Non-U.S. Anti-Trust
Law or any Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

              (f) The Company and Purchaser agree to cooperate in connection with providing each other with necessary information with respect to and making all necessary filings under the HSR Act, any Non-U.S. Anti-Trust Law and any other Regulatory Law; provided, that neither Party shall have an obligation to provide its Notification and Report Form to the other Party.

              (g) Any filing fees incurred in connection with the Notification and Report Form shall be borne equally by the Company and Purchaser.

              6.5 Access to Information and Management. Subject to the
provisions of Applicable Law, from the date of this Agreement until the earlier of the Effective Date and termination of this Agreement, the Company shall, and shall cause its Subsidiaries to, (i) give Purchaser, its officers and a reasonable number of its employees and its authorized Representatives, reasonable and direct access at all reasonable times during normal business hours to the Company Material Contracts, books, records, analysis, projections, plans, systems, personnel, commitments, offices and other facilities and properties of the Company and its Subsidiaries and their accountants and accountants' work papers, and (ii) furnish directly to Purchaser on a timely basis with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Purchaser may from time to time reasonably request and use commercially reasonable efforts to make directly

                                       44

available at all reasonable times during normal business hours to the officers, employees, accountants, counsel, financing sources and other Representatives of
Purchaser the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company's business, properties, prospects and personnel as Purchaser may reasonably request.

              6.6 Publicity. Purchaser and the Company shall consult with each other, and use commercially reasonable efforts to agree upon the text of any press release, before issuing any press release or making any public statement with respect to this Agreement, the Merger or the other transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior written consent of the other Parties, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that, in the event a Party has provided the other Party with reasonable advance notice of a proposed press release or public statement which is required by
Applicable Law or the rules and regulations of the SEC or the New York Stock
Exchange and the Parties have failed to reach an agreement upon the text of such a press release or the other Party has not consented to such a public statement, the disclosing Party may make such public statements (including a press release)
as such disclosing Party reasonably deems is required by Applicable Law or the rules and regulations of the SEC or the New York Stock Exchange.

              6.7 Further Action. Upon the terms and subject to the conditions set forth in this Agreement, but without limiting the rights of the Parties hereunder, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this
Agreement, including using its commercially reasonable efforts to accomplish, among other things, each of the following:

              (a)  the taking of all acts reasonably necessary to cause the
                   Closing to occur as promptly as practicable;

              (b)  subject to Section 6.4, the obtaining of all necessary actions or non-actions, waivers, consents and approvals from
                   Governmental Authorities and the making of all necessary
                   registrations and filings (including filings with
                   Governmental Authorities), including, without limitation,
                   filings pursuant to the taking of all steps as may be
                   necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Authority;

              (c)  the obtaining of all necessary consents, approvals or waivers from third parties;

                                       45

              (d)  the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this
                   Agreement, or the consummation of the transactions
                   contemplated hereby;

              (e)  taking all necessary actions to prevent the entry of
                   Restraints and to appeal as promptly as possible any such
                   Restraints that may be entered; and

              (f)  the execution and delivery of any additional instruments reasonably necessary to consummate the transactions
                   contemplated by, and to fully carry out the purposes of, this
                   Agreement.

              6.8 Conveyance Taxes. The Company and Purchaser shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes (collectively, the
"Conveyance Taxes") which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. Any Conveyance Tax to be paid in connection with this
Agreement and the consummation of the Merger and the other transactions contemplated herein shall be paid by the Company or Purchaser in accordance with the Applicable Law requiring the payment of such Conveyance Tax.

              6.9 Certain Tax Matters.

              (a) During the period from the date hereof to the earlier of the
Effective Time and the termination of this Agreement, the Company shall, and shall cause its Subsidiaries to: (i) timely file all Tax Returns ("Post Signing
Returns") required to be filed by it during such period and such Post Signing
Returns shall be prepared in a manner consistent with past practice, (ii) timely pay all Taxes due and payable in respect of such Post Signing Returns that are so filed, (iii) accrue a reserve in its books and records and financial statements, in accordance with past practice, for all Taxes payable by it for which no Post Signing Return is due prior to the Effective Time, and (iv)
promptly notify Purchaser of any federal or state income or franchise, or other material Tax, suit, claim, action, investigation, proceeding or audit pending against or with respect to it or any of its Subsidiaries in respect of any Tax matters (or any significant developments with respect to any ongoing Tax matters), including material Tax liabilities and material refund claims.

              (b) The Company shall make all required estimated tax payments due before the Closing Date. The total estimated income/franchise tax payments
(including federal, state, local or foreign tax payments) should reflect the total tax liability based on taxable income calculated by either annualizing actual taxable income or based on prior year safe harbor to the extent allowed under Applicable Law.

              (c) Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries which are filed after the Closing Date.

                                       46

              6.10 Benefit Plans. Neither the Company nor any of its
Subsidiaries shall make any amendment to any benefit plan, or establish any new benefit plan, without the consent of Purchaser, provided, that the Company shall as required by Applicable Law amend or modify any benefit plan (including its
401(k) plan) to conform to legal and regulatory requirements and/or to change the administrator or provider thereunder.

              6.11 Company Litigation. Until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall permit Purchaser to monitor, at its own expense and with separate counsel, the defense or settlement of Company Litigation brought by any Company shareholder against the Company or the board of directors of the Company relating to this Agreement or the Merger, and shall not settle any such Company
Litigation, without first consulting with Purchaser regarding the nature and terms of such settlement. Unless Purchaser shall have approved in writing the settlement of any Company Litigation, the Company shall not settle any Company
Litigation unless the payment by the Company of any cash amount is less than One
Hundred Thousand Dollars ($100,000) and such settlement does not impose any restriction on the business, assets, or operations of the Company following the
Closing Date.

              6.12 Notice of Developments. Each Party will give prompt written notice to the others of any development (i) causing a breach of any of its own representations and warranties in Sections 4 and 5 above, as applicable, and
(ii) any development which would cause a breach of such representations and warranties if such representations and warranties were required to be correct and complete on each day from the date of this Agreement to the Closing Date. No disclosure by the Company or Purchaser pursuant to this Section 6.12, however, shall be deemed to amend or supplement the Disclosure Schedule (with respect to the Company only) or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

              6.13 Insurance and Indemnification. After the Effective Time,
Purchaser will not take any action to alter or impair any exculpatory or indemnification provisions now existing in the articles of incorporation or
Bylaws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time. For three (3)
years after the Closing Date, Purchaser will provide, pursuant to a policy maintained by Purchaser or will cause the Surviving Corporation to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Closing Date covering each such Person currently covered by the Company's officers' and directors' liability insurance on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof.

              6.14 Credit Facilities. The Company will use its commercially reasonable efforts (i) to enable the entire indebtedness under the Credit
Facility and the Other Debt Facilities to be paid in full at the Closing;
provided that Purchaser may, within thirty (30) calendar days after the date hereof, decide to have the Surviving Corporation retain at the Effective Time certain of the indebtedness under the Other Debt Facilities, and upon
Purchaser's delivering written notice thereof in accordance herewith, the
Company shall not be obligated to seek termination of such Other Debt
Facilities; and (ii) to obtain from the lenders under the Credit

                                       47

Facility and the Other Debt Facilities not retained by the Surviving Corporation at the Effective Time, in return, a full and complete release, including the return of all collateral physically possessed, the reassignment of any collateral and the execution of UCC-3 termination statements, as the case may be, of all Encumbrances related to such collateral.

              6.15 Voting Agreements. Upon the execution of this Agreement by the Company, the Company shall deliver Voting Agreements dated the date hereof to Purchaser and Merger Sub in substantially the form of Exhibit D, which agreements shall (i) include a voting agreement to vote in favor of this
Agreement, the Merger and the other transactions contemplated herein, together with a proxy coupled with an interest which shall be irrevocable, and (ii) have been executed by all of the Company's Shareholders who are members of the board of directors of the Company, officers of the Company and all Shareholders of the
Company (A) which are Affiliates of a member of the board of directors of the
Company or an officer of the Company; and (B) who are a Family Member of a member of the board of directors of the Company or an officer of the Company
(each a "Voting Agreement," and collectively, the "Voting Agreements").

              6.16 Accounts Receivable.

              (a) The Shareholders hereby jointly and severally guaranty the collection of 100% of the Closing Date Receivables not later than 120 days after the Closing Date (the "AR Deadline"). If any amount of the Closing Date
Receivables is not collected as of the AR Deadline, Purchaser shall give notice thereof to the Shareholders' Agent. The Closing Date Receivables shall be collected in a commercially reasonable manner in accordance with the historical business practices of the Company and payments from the account debtors shall be applied to the earliest outstanding invoice, unless any such payments specifically refer to a subsequent outstanding invoice.

              (b) Upon the expiration of the AR Deadline, Purchaser shall have the right, exercisable by the delivery of written notice to the Shareholders'
Agent within ten (10) days after the AR Deadline, to require the Escrow Agent to pay to Purchaser the amount of the uncollected Closing Date Receivables (less any reserves with respect thereto reflected on the Company's Closing Date balance sheet and less any discounts, below the actual invoiced amount, granted by Purchaser) through the date of such request dollar for dollar without regard to the Basket Amount or the Minimum Threshold. The right provided by this
Section shall be the exclusive remedy of Purchaser in the event of its inability to collect any Closing Date Receivable (less any reserve with respect thereto reflected on the Company's Closing Date balance sheet).

              (c) As a condition to the exercise of Purchaser's right under
Section 6.16(b), Purchaser and the Surviving Corporation must take all action necessary to assign to the Shareholders all right, title, and interest of
Purchaser and the Surviving Corporation in that portion of the uncollected
Closing Date Receivables paid by the Escrow Agent to Purchaser pursuant to the terms of this Section 6.16 and the Shareholders shall have thereafter the right to pursue the collection of such Closing Date Receivables for their own account in a commercially reasonable manner. Purchaser shall take all such action as may be reasonably requested by the

                                       48

Shareholders' Agent, at the Shareholders' sole expense, to assist the
Shareholders in pursuing the collection of such Closing Date Receivables.

              (d) Each of the Shareholders and the Shareholders' Agent agree to use its good faith efforts not to injure any customer relationships of
Purchaser, the Surviving Corporation or their respective Affiliates in collecting the Closing Date Receivables; provided, that nothing contained in this Section 6.16 shall preclude the Shareholders' Agent from commencing and prosecuting a lawsuit to collect any Closing Date Receivable that has been assigned to the Shareholders' Agent.

              6.17 Accountant's Fees and Expenses. Purchaser shall pay the reasonable and customary fees and expenses of the Company's accountants incurred in connection with the Company's satisfaction of Section 7.21, but in no event shall Purchaser be required to pay such fees and expenses in an amount exceeding
Twenty-Five Thousand Dollars ($25,000).

              6.18 Pennsylvania Facility. For a period of two (2) years
commencing on the Closing Date, Purchaser shall utilize the Company's Dunmore,
Pennsylvania facility (the "Pennsylvania Facility") for the manufacture of helmets; provided, however, Purchaser shall have the unfettered right to close the Pennsylvania Facility if (i) after the Closing Date, the sale of helmets by the Surviving Corporation for any period for which the Company has previously delivered projections to Purchaser falls five percent (5%) or more below such projections for such period; or (ii) any representation and warranty contained in Sections 4.10, 4.11 or 4.12 hereof relating to the Pennsylvania Facility shall be materially breached, except for those representations and warranties which are qualified by "materiality," in which case they are breached in any respect. If at the end of such two (2) year period, Purchaser elects to cease production of the helmets at the Pennsylvania Facility, it shall consider any state or local financial assistance or incentives available to Purchaser to continue operations at the Pennsylvania Facility; provided that the availability of such financial assistance or incentives shall not restrict Purchaser's ability, in its sole discretion, to cease operations at the Pennsylvania
Facility at the end of such two (2) year period.

              6.19 Governmental Contract Notice Requirement and Compliance. At
or prior to the Effective Time, the Company shall have provided any applicable
Governmental Authority with all notices required under the Company's
Governmental Contracts in connection with this Agreement, the Merger and the other transactions contemplated herein. After the date hereof and through the
Closing Date, the Company shall comply with Federal Acquisition Regulation
52.215-19(b) to the extent such provision has been included in any of the
Company's Governmental Contracts.

         7. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND MERGER SUB

              The obligation of each of Purchaser and Merger Sub to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver by the Purchaser and Merger Sub of the following conditions; provided, that no condition set forth in this Section 7 shall constitute a condition to the obligations of Purchaser or Merger

                                       49

Sub to consummate the Merger if the failure to satisfy such condition is caused by any act or omission of Purchaser, Merger Sub and/or its Affiliates:

              7.1 Company Shareholder Approval. This Agreement, the Merger and
the transactions contemplated herein shall have received the Company Shareholder
Approval.

              7.2 Representations and Warranties. The representations and warranties of the Company contained in this Agreement qualified by "materiality"
or "Material Adverse Effect" shall be true and correct in all respects and the representations and warranties of the Company not so qualified shall be true and correct in all material respects, in each case, as of the date when made and at and as of the Closing as though such representations and warranties were made at and as of such time (it being understood that, in determining the accuracy of such representations and warranties for purposes of this Section 7.2, any disclosure made pursuant to Section 6.12, shall be disregarded), except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they shall be true and correct in all material respects (unless they are qualified by "materiality" or "Material
Adverse Effect", in which case they shall be true and correct in all respects)
at the Closing with respect to such date or period.

              7.3 Compliance with Covenants. The Company shall have performed and complied with all of its agreements, obligations and covenants hereunder in all material respects through the Effective Time.

              7.4 No Material Adverse Change. Since October 1, 2003, the Company
and its Subsidiaries, taken as a whole, shall not have suffered the occurrence of a Material Adverse Effect.

              7.5 No Litigation. No action, suit, or proceeding shall be pending or threatened before any Governmental Authority or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge
(collectively, "Restraints") would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C)
affect adversely the right of Purchaser to own the capital stock of the
Surviving Corporation and to control the Surviving Corporation and its
Subsidiaries after giving effect to the transactions contemplated by this
Agreement, or (D) affect adversely the right, before or following the Closing, of any of the Surviving Corporation and its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); provided, that this Section 7.5 shall not constitute a condition to the obligations of Purchaser and Merger Sub to consummate the Merger if Purchaser and/or any of its Subsidiaries file suit or institute proceedings with respect to, obtain, or otherwise affirmatively seek to obtain, directly or indirectly, any such Restraints.

              7.6 Certificate. The Company shall have delivered to Purchaser and
Merger Sub a certificate of the Company's officers to the effect that each of the conditions specified above in Sections 7.1 through 7.5 has been satisfied in all respects and that no more than 5% of the outstanding shares of Company
Common Stock shall have perfected their Dissenters' Rights.

                                       50

              7.7 HSR Act Waiting Period. Any waiting period (and any extension thereof) or approval of a Governmental Authority applicable to the consummation of the Merger under the HSR Act, Non-U.S. Anti-Trust Law, or other Regulatory
Law shall have terminated or expired or been received, respectively; provided, that this Section 7.7 shall not constitute a condition to the obligations
Purchaser and Merger Sub to consummate the Merger if Purchaser and/or any of its
Subsidiaries fail to timely make any filing with or give any notice to any
Governmental Authority, or to use its commercially reasonable efforts to obtain any approval from any Governmental Authority under the HSR Act, any Non-U.S.
Anti-Trust Law, or other Regulatory Law, required of Purchaser or any of its
Subsidiaries in connection with the Merger and the other transactions contemplated herein, except that Purchaser shall have no obligation to sell or divest itself of any assets or business in order to obtain the consent or approval of any Governmental Authority to the Merger.

              7.8 Dissenters' Rights. The holders of not more than 5% of the outstanding shares of the Company Common Stock shall have taken the steps required by Section 1574 of the PBCL to obtain payment for the fair value of their shares ("Dissenters' Rights").

              7.9 Resignation. The Company shall have received the written resignation, effective as of the Effective Time, of each director and officer of the Company and its Subsidiaries identified by Purchaser prior to the Effective
Time.

              7.10 Satisfaction. All actions to be taken by the Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Purchaser and Merger Sub.

              7.11 Consents. The Requisite Consents have been obtained;
provided, that this Section 7.11 shall not constitute a condition to the obligations of Purchaser and Merger Sub to consummate the Merger if Purchaser or any of its Subsidiaries fail to make any filing with or give any notice, or to use its commercially reasonable efforts to obtain any Requisite Consent.

              7.12 Certificate of Merger. The Certificate of Merger shall have been filed with the Secretary of State of the Commonwealth of Pennsylvania.

              7.13 Legislation. No Applicable Law shall have been enacted which prohibits the consummation of the transactions contemplated hereby or the satisfaction of any of the conditions to the consummation of such transaction.

              7.14 Other Receipts; Good Standing. Purchaser shall have received copies of the Certificate of Incorporation of the Company and its Subsidiaries,
certified by the Secretary of State (or equivalent government official) of the state of incorporation, Bylaws certified by the Secretary of the Company and its
Subsidiaries and Certificates of Good Standing (or their equivalent) from the
Secretary of State (or the equivalent government official) of the States where incorporated and qualified to transact business evidencing the good standing (or its equivalent) of the Company and its Subsidiaries in such jurisdictions.

                                       51

              7.15 Opinions of Company Counsel. Purchaser shall have received an opinion from counsel to the Company, dated the Closing Date, as to the matters set forth in Exhibit E containing such assumptions and qualifications as are customary for such an opinion in a transaction of this type and magnitude.

              7.16 Escrow Agreement. The Escrow Agent, Purchaser and the
Shareholders' Agent shall have executed and delivered the Escrow Agreement.

              7.17 Exchange Agent Agreement. The Exchange Agent, Purchaser and
the Shareholders' Agent shall have executed and delivered the Exchange Agent
Agreement.

              7.18 Termination of Employee Benefits Plans. The Company's
dividend reinvestment plan and 401(k) plan shall have been terminated and the life insurance policies for the benefit of John P. Sweeney and Ronald J.
Wanchisen shall have been either terminated or transferred to John P. Sweeney and Ronald J. Wanchisen, respectively.

              7.19 Management Bonus and Transaction Fees Letter. The Company
shall have delivered to Purchaser a letter, in a form reasonably acceptable to
Purchaser, from each member of the Company's management, who is entitled to payment of a bonus and/or transaction fee in connection with the consummation of the Merger, that, upon receipt of such bonus and/or transaction fee, such person has received such required bonus and/or transaction fee and the Company's obligations with respect thereto have been fully satisfied.

              7.20 Voting Agreements. The Voting Agreements executed and delivered on the date hereof shall be in full force and effect and no challenge to their validity and enforceability shall have been made.

              7.21 Financial Information and Auditor Consents. The Company shall have delivered to Purchaser and Merger Sub (i) the Company's unaudited interim financial statements for the six (6) months ended April 4, 2004 and/or for the nine (9) months ended July 3, 2004, such selection at Purchaser's sole and absolute discretion; (ii) a letter from the Company's auditor that it has reviewed the Company's unaudited interim financial statements for the six (6)
months ended April 4, 2004 and/or the nine (9) months ended July 3, 2004, such selection at Purchaser's sole and absolute discretion; and (iii) a consent of the Company's auditor to the disclosure and inclusion by Purchaser of the
Company's audited financial statements for the fiscal year ended September 30,
2003, including the audit report and the unaudited financial statements reviewed by the auditor for the six (6) months ended April 4, 2004 and/or the nine (9)
months ended July 3, 2004, such selection at Purchaser's sole and absolute discretion, in any report required to be filed by the Company pursuant to the
Exchange Act in connection with the transaction contemplated by this Agreement, together with an undertaking not to unreasonably withhold or delay providing the
Company with such consents in connection with any registration statement or Form
10-K to be filed by the Company with SEC or any securities exchange on which the
Company's securities are listed that would require such consent. The Purchaser's election described in this Section 7.21 shall be delivered in writing to the
Company within seven (7) days of the date hereof.

                                       52

              7.22 Release, Confidentiality and Non-Competition,
Non-Disparagement and Non-Interference Agreement. Purchaser shall have received a Non-competition Agreement and Release substantially in the form of Exhibit F from each member of the Board of Directors of the Company and any other person who owns at least one percent (1%) of the issued and outstanding shares of
Company Common Stock as of the date hereof or as of the Effective Time and who previously worked for the Company or any of its Subsidiaries within the prior ten (10) year period from the date hereof.

         8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

              The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver by the Company of the following conditions; provided, that no condition set forth in this Section 8 shall constitute a condition to the obligations of the Company to consummate the Merger if the Company's failure to satisfy such condition is caused by any act or omission of the Company and/or its Affiliates.

              8.1 Company Shareholder Approval. This Agreement and the Merger
shall have received the Company Shareholder Approval; provided, that this
Section 8.1 shall not constitute a condition to the obligation of the Company to consummate the Merger if the Company shall have breached Sections 6.1 or 6.3.

              8.2 Representations and Warranties. The representations and warranties of Purchaser and Merger Sub contained in this Agreement qualified by
"materiality" or "Material Adverse Effect" shall be true and correct in all respects and the representations and warranties of Purchaser and Merger Sub not so qualified shall be true and correct in all material respects, in each case, as of the date when made and at and as of the Closing as though such representations and warranties were made at and as of such time (it being understood that, in determining the accuracy of such representations and warranties for purposes of this Section 8.2, any disclosure made pursuant to
Section 6.12 shall be disregarded), except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they shall be true and correct in all material respects (unless they are qualified by "materiality" or "Material Adverse Effect", in which chase they shall be true and correct in all respects) at the Closing with respect to such date or period.

              8.3 Compliance with Covenants. Each of Purchaser and Merger Sub shall have performed and complied with all of its agreements, obligations and covenants hereunder in all material respects through the Closing.

              8.4 No Litigation. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A)
prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

                                       53

              8.5 Certificate. Each of Purchaser and Merger Sub shall have delivered to the Company a certificate to the effect that each of the conditions specified above in Sections 8.2 through 8.5 is satisfied in all respects.

              8.6 HSR Act Waiting Period. Any waiting period (and any extension thereof) or approval of a Governmental Authority applicable to the consummation of the Merger under the HSR Act, Non-U.S. Anti-Trust Law, or other Regulatory
Law shall have terminated or expired or been obtained, respectively; provided, that this Section 8.6 shall not constitute a condition to the obligations of the
Company to consummate the Merger if the Company fails, or fails to cause any of its respective Subsidiaries, to timely make any filing with or give any notice to any Governmental Authority, or to use its commercially reasonable efforts to obtain any approval from any Governmental Authority under the HSR Act, any
Non-U.S. Anti-Trust Law, or other Regulatory Law, required of the Company and any of its Subsidiaries in connection with the Merger and the other transactions contemplated herein, except that the Company shall have no obligation to sell or divest itself of any assets or business in order to obtain the consent or approval of any Governmental Authority to the Merger.

              8.7 Satisfaction. All actions to be taken by Purchaser and Merger
Sub in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company.

              8.8 Certificate of Merger. The Certificate of Merger shall have been filed with the Secretary of State of the Commonwealth of Pennsylvania.

              8.9 Legislation. No Applicable Law shall have been enacted which prohibits the consummation of the transactions contemplated hereby or the satisfaction of any of the conditions to the consummation of such transaction.

              8.10 Escrow Agreement. The Escrow Agent, Purchaser and the
Shareholders' Agent shall have executed and delivered the Escrow Agreement.

              8.11 Exchange Agent Agreement. The Exchange Agent, Purchaser and
the Shareholders' Agent shall have executed and delivered the Exchange Agent
Agreement.

              8.12 Evidence of Insurance. Purchaser shall have delivered to the
Company evidence reasonably satisfactory to the Company that the insurance coverage required by Section 6.13 is in effect.

              8.13 Opinions of Purchaser and Merger Sub Counsel. The Company
shall have received an opinion from counsel to Purchaser and Merger Sub, dated the Closing Date, as to the matters set forth in Exhibit G containing such assumptions and qualifications as are customary for such an opinion in a transaction of this type and magnitude.

              8.14 Other Receipts; Good Standing. The Company shall have received copies of the Certificate of Incorporation of Purchaser and Merger Sub,
certified by the Secretary of

                                       54

State (or equivalent governmental official) of the state of incorporation,
Bylaws certified by the secretary of Purchaser and Merger Sub and Certificates of Good Standing (or their equivalent) from the Secretary of State (or the equivalent government official) of the states where incorporated evidencing the good standing (or its equivalent) of Purchaser and Merger Sub.

         9. TERMINATION

              9.1 Termination by Mutual Consent. This Agreement may be
terminated and the Merger abandoned at any time prior to the Effective Time, whether or not the Company Shareholder Approval has been obtained, by the mutual written consent of Purchaser, Merger Sub and the Company.

              9.2 Termination by Either Purchaser and Merger Sub or the Company.
This Agreement may be terminated by Purchaser and Merger Sub or the Company and the Merger abandoned at any time prior to the Effective Time as follows:

                   (a)     if the Effective Time shall not have occurred on or
                           prior to ten (10) days after the later of (i) the
                           expiration or termination of the waiting period under
                           the HSR Act; (ii) obtaining the Company Shareholder
                           Approval; (iii) obtaining the Requisite Consents; and
                           (iv) the satisfaction by the terminating Party of
                           those conditions which are solely in its control, but
                           in no event later than December 31, 2004 (the
                           "Deadline Date"), provided, however, that the right
                           to terminate this Agreement under this Section 9.2(a)
                           shall not be available to any Party whose failure to
                           fulfill any obligation under this Agreement shall
                           have principally caused, or resulted in, directly or
                           indirectly the failure of the Merger to be
                           consummated on or prior to such date;

                   (b)     whether or not the Company Shareholder Approval has
                           been obtained, if a Governmental Authority shall have
                           issued a nonappealable final order, decree or ruling
                           or taken any other nonappealable final action having
                           the effect of permanently restraining, enjoining or
                           otherwise prohibiting the consummation of the Merger,
                           provided, however, that the right to terminate this
                           Agreement under this Section 9.2(b) shall not be
                           available to any Party whose actions, or failure to
                           act, principally caused, or resulted in, directly or
                           indirectly, the Governmental Authority issuing a
                           nonappealable final order, decree or ruling or taken
                           any other nonappealable final action having the
                           effect of permanently restraining, enjoining or
                           otherwise prohibiting the consummation of the Merger;

                   (c)     if the Shareholders' Meeting has been held and the
                           Company Shareholder Approval shall not have been
                           obtained; or

                  (d)      if, prior to the receipt of Company Shareholder
                           Approval, the board of directors of the Company has
                           publicly announced or has provided written

                                       55

                           notice to Purchaser that the Company's board of
                           directors has approved a binding agreement for an
                           Alternative Transaction.

              9.3 Termination by the Company. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by action of the Company, whether or not the Company Shareholder Approval has been obtained, upon a breach by Purchaser or Merger Sub of any representation, warranty, covenant, or agreement set forth in this Agreement or any Ancillary Document, or if any such representation or warranty shall have become untrue, incomplete, or incorrect, in either or both cases that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on Purchaser and Merger
Sub taken as a whole (a "Terminating Purchaser Breach"); provided, that if such
Terminating Purchaser Breach is curable by Purchaser or Merger Sub through the exercise of commercially reasonable efforts within thirty (30) days following notice of such Terminating Purchaser Breach, for so long as Purchaser or Merger
Sub continues to exercise such commercially reasonable efforts, and such
Terminating Purchaser Breach is cured within such thirty (30) day period, the
Company may not terminate this Agreement under this Section 9.3 within such thirty (30) day period; and provided, further, that the preceding proviso shall not in any event be deemed to extend the Deadline Date.

              9.4 Termination by Purchaser. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, by Purchaser and
Merger Sub, whether or not the Company Shareholder Approval has been obtained:

                   (a)     upon a breach by Company of any representation,
                           warranty, covenant, or agreement set forth in this
                           Agreement or any Ancillary Document, or if any such
                           representation or warranty shall have become untrue,
                           incomplete, or incorrect, in either or both cases
                           that individually or in the aggregate could
                           reasonably be expected to have a Material Adverse
                           Effect on the Company and its Subsidiaries taken as a
                           whole (a "Terminating Company Breach"); provided,
                           that if such Terminating Company Breach is curable by
                           Company through the exercise of commercially
                           reasonable efforts within thirty (30) days following
                           notice of such Terminating Company Breach, for so
                           long as Company continues to exercise such
                           commercially reasonable efforts, and such Terminating
                           Company Breach is cured within such thirty (30) day
                           period. Purchaser may not terminate this Agreement
                           under this Section 9.4 within such thirty (30) day
                           period; and provided, further, that the preceding
                           proviso shall not in any event be deemed to extend
                           the Deadline Date;

                   (b)     if an Alternative Transaction shall have been
                           announced or otherwise publicly known and the board
                           of directors of Company shall have (A) failed to
                           recommend against acceptance of such by its
                           shareholders (including by taking no position, or
                           indicating its inability to take a position, with
                           respect to the acceptance by its

                                       56

                           shareholders of an Alternative Transaction, (B)
                           failed to reconfirm its approval and recommendation
                           of this Agreement, the Merger and the transactions
                           contemplated hereby within five (5) Business Days
                           after Purchaser requests in writing that such
                           recommendation be reconfirmed, (C) made a Change in
                           the Company Recommendation, or (D) determined that
                           such Alternative Transaction is a Superior
                           Transaction and takes any of the actions allowed by
                           Section 6.1(b), or the board of directors resolves to
                           take any of the actions described above, and as a
                           result of any of the foregoing, the Company
                           Shareholder Approval shall not have been obtained and
                           the Merger and the transactions contemplated hereby
                           shall not have been consummated.

              9.5 Right to Terminate. The right of any Party to terminate this
Agreement and abandon the Merger pursuant to this Section 9 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Party hereto or any of their Representatives, whether before or after the date of this Agreement; provided, that if as of the date of this
Agreement, Purchaser or Merger Sub had Knowledge of any event, fact, or condition which would otherwise give rise to the right to terminate this
Agreement, neither Purchaser nor Merger Sub may terminate this Agreement as a result of a breach of a representation, warranty, covenant or agreement made by the Company, or the Company's failure to satisfy a condition to the obligation of Purchaser and Merger Sub to consummate the Merger, arising out of such event, fact, or condition.

              9.6 Effect of Termination and Abandonment; Termination Fee. In the
event of the termination of this Agreement pursuant to this Section 9, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this
Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto or any of its Affiliates or Representatives, except for the obligation of the Company to make the payments set forth in this Section 9.6 or for any liability of the Company, Purchaser or Merger Sub for any prior material breach hereof.

                   (a)     In the event that this Agreement is terminated (i) by
                           Purchaser and Merger Sub pursuant to Section 9.4; or
                           (ii) by Purchaser and Merger Sub, on the one hand, or
                           the Company, on the other hand, pursuant to Section
                           9.2(d), then the Company shall promptly pay to
                           Purchaser the Purchaser Transaction Expenses plus
                           Four Million Six Hundred Thousand Dollars
                           ($4,600,000); provided, however, with respect to any
                           termination of this Agreement and abandonment of the
                           Merger pursuant to Section 9.4(a), Purchaser shall
                           only be entitled to receive the Purchaser Transaction
                           Expenses plus Four Million Six Hundred Thousand
                           Dollars ($4,600,000) in the event such right to
                           terminate this Agreement and abandon the Merger arose
                           due to a breach of any representation or warranty or
                           covenant on the date hereof which is discovered by
                           the Purchaser or Merger Sub

                                       57

                           after the date hereof and the Company enters into an
                           Alternative Transaction within one (1) year of such
                           termination.

                   (b)     Any monies to be paid by the Company pursuant to this
                           Section 9.6 shall be paid by wire transfer of same
                           day funds to an account designated by Purchaser.

                   (c)     The agreements contained in Section 9.6 are an
                           integral part of the transactions contemplated
                           hereby, do not constitute a penalty, and constitute
                           liquidated damages which shall be the sole remedy of
                           Purchaser and Merger Sub with respect to termination
                           of this Agreement and/or the abandonment of the
                           Merger under the circumstances described in Sections
                           9.2(d) or 9.4. In the event of any dispute between
                           the Company and Purchaser as to whether any monies
                           are due and payable pursuant to Section 9.6, the
                           prevailing Party shall be entitled to receive from
                           the other Party the reasonable costs and expenses
                           (including reasonable legal fees and expenses)
                           incurred in connection with any action, including the
                           filing of any lawsuit or other legal action relating
                           to such dispute. Interest, calculated at the publicly
                           announced prime rate of Bank of America, N.A., shall
                           be paid on the amount of any unpaid monies required
                           to be paid by the Company pursuant to this Section
                           9.6, calculated from the date such monies were
                           required to be paid.

              9.7 Extension; Waiver. At any time prior to the Effective Time, any Party hereto, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and
(c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein; provided, that any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

         10. INDEMNIFICATION

              10.1 Indemnification by the Company and Shareholders.

              (a) Prior to the Effective Time, the Company covenants and agrees, and, after the Effective Time, the Shareholders covenant and agree to indemnify and hold harmless Purchaser, Merger Sub, and their respective directors, officers, employees, agents, advisors, representatives and Affiliates
(collectively, the "Purchaser Indemnitees") from and against any and all Losses resulting from or arising out of (i) any inaccuracy of, or breach of, a representation or warranty made by the Company in this Agreement or in any certificate delivered by the Company at the Closing pursuant to the express provisions of this Agreement, (ii) the failure by the Company to perform any covenant, agreement or undertaking of the Company in any part of this Agreement,
(iii) Conveyance Taxes payable by the Company to any applicable

                                       58

Governmental Authority in addition to the amount of such Taxes calculated by
Purchaser and the Company in connection with the Merger which were paid by the
Company at the Effective Time, (iv) any Company Transaction Expenses invoiced and received by the Surviving Corporation after the Effective Time, and (v)
allegations made by Mine Safety Appliances Company that the Company has infringed U.S. Design Patent No. D449,441. Notwithstanding the foregoing, if the
Closing does not occur, indemnification obligations set forth in this Section
10.1 shall be the obligations of the Company and not the Shareholders.

              (b) No indemnification payment shall be made by the Company or the
Shareholders, as the case may be, pursuant to this Agreement until the amounts which the Purchaser Indemnitees would otherwise be entitled to receive as indemnification under this Agreement exceed Three Hundred Thousand Dollars
($300,000) (the "Basket Amount"), at which time the Purchaser Indemnitees shall be entitled to indemnification for one hundred percent (100%) of all claims and liabilities that exceed the Minimum Threshold. The indemnification provisions set forth in Section 10.1(a) with respect to a breach of Sections 3.4, 4.13,
4.17, 4.28, 6.8, 6.9 or 6.16 or indemnification pursuant to Section
10.1(a)(iii), (iv) or (v) or a claim based upon "Company Fraud" (as hereinafter defined) shall not be subject to the Basket Amount or the Minimum Threshold and shall be indemnified to the Purchaser Indemnitees dollar for dollar to the extent any liability with respect to such matters exists. A Purchaser Indemnitee shall not be entitled to assert a claim for indemnification pursuant to this
Section 10.1 unless the Losses incurred by such Purchaser Indemnitee with respect to such claim exceed Ten Thousand Dollars ($10,000) (the "Minimum
Threshold").

              (c) Subject to Section 10.1(f), the maximum liability of the
Company or the Shareholders, as the case may be, for any indemnification claim arising from or relating to this Agreement or the transactions contemplated hereby, whether asserted as breach of contract, tort, violation of statute or otherwise, irrespective of the theory or basis of such claim, shall not exceed
Ten Million Dollars ($10,000,000); provided, that the Shareholders, at any given time, shall only be liable for indemnification pursuant to this Section 10.1 to the extent of the amount of money held by the Escrow Agent; and provided, further, that the limitation set forth in this sentence shall not apply to the commission of "Company Fraud" by the Company or any of its Affiliates with respect to any matters pertaining to this Agreement and the consummation of the transactions contemplated hereby. For purposes of this Agreement, the term
"Company Fraud" shall include any grossly negligent or intentional misrepresentation by the Company or any of its Affiliates.

              (d) The Escrow Agent shall hold and release the Escrow Amount in accordance with the terms of the Escrow Agreement. The Escrow Amount shall be used to satisfy claims against the Shareholders for indemnification of Losses under Section 10.1(a). Each of the parties hereto agrees that the Escrow Agent shall be authorized pursuant to the Escrow Agreement to release to the
Shareholders (i) Two Million Dollars ($2,000,000) of the Escrow Amount on the
six (6) month anniversary of the Closing Date; (ii) Seven Million Dollars
($7,000,000) on March 31, 2006; and (iii) One Million Dollars ($1,000,000) on
the date that is three (3) years and sixty (60) days after the Closing Date;
provided, that if claims for indemnification have been made, any amount of money required to be released by the Escrow

                                       59

Agent pursuant to this Section 10.1(d) shall be reduced by the aggregate amount of all indemnification claims. Any interest that accrues on the money held by the Escrow Agent pursuant to the terms of the Escrow Agreement shall be for the account of the Shareholders; provided, however, that such accrued interest shall, to the extent necessary, be utilized to satisfy any indemnification claims made pursuant to Section 10.1 if the Escrow Amount or the portion thereof being held by the Escrow Agent at the time such claim is resolved is insufficient to cover the amount of the indemnification claim.

              (e) Except for claims based on Company Fraud, Purchaser
acknowledges that the sole and exclusive monetary remedy of Purchaser, Merger
Sub or the Surviving Corporation with respect to any claim pursuant to the terms of this Agreement shall be the indemnification provisions set forth in Section
10. The Parties acknowledge and agree that any indemnification payment made by the Company or the Shareholders to any of the Purchaser Indemnitees pursuant to this Section 10.1 shall be treated as an adjustment to the Purchase Price.

              (f) With regard to any indemnification obligation of the
Shareholders set forth in Section 10.1, the Shareholders shall be severally, but not jointly, liable to the extent of their respective pro rata portion of the amount of money held by the Escrow Agent at any given time, except for claims based on Company Fraud, in which case, the Shareholders shall be severally, but not jointly, liable to the extent of their respective pro-rata portion of the
Total Consideration received by them or held by the Escrow Agent, without regard to the Basket Amount or the Minimum Threshold

              (g) If, after the date hereof, Purchaser or Merger Sub obtains
Knowledge of a breach by the Company or its Affiliates of any representation, warranty, covenant or agreement contained herein, Purchaser shall give notice thereof to the Company; provided, however, that nothing contained herein shall prevent Purchaser and Merger Sub from waiving, as a condition to Closing, any such breach, and preserving a claim for indemnification pursuant to Section 10 hereof after Closing in respect of such breach; provided, further, that if such breach would allow Purchaser or Merger Sub to terminate this Agreement under
Section 9.4(a), then Purchaser or Merger Sub shall either terminate this
Agreement, or waive such breach as a condition to Closing and forego any indemnification claim pursuant to Section 10 hereof subsequent to Closing in respect of such breach.

              (h) Notwithstanding anything contained herein to the contrary,
Purchaser shall not be entitled to indemnification pursuant to Section 10.1(a)
with respect to any Tax which results from an election by Purchaser under
Section 338 of the Code in connection with its acquisition of the Company pursuant to the terms hereof.

              10.2 Indemnification by Purchaser.

              (a) Purchaser covenants and agrees to indemnify and hold harmless the Company and the Shareholders and their respective directors, officers, employees, agents, advisors, representatives and Affiliates (the "Company
Indemnitees") from and against any and all Losses resulting from or arising out of (i) any inaccuracy, or breach of, a representation or

                                       60

warranty made by Purchaser or Merger Sub in this Agreement or in any certificate delivered by Purchaser or Merger Sub at the Closing pursuant to the express provisions of this Agreement or (ii) the failure by Purchaser or Merger Sub to perform any covenant, agreement, or undertaking of Purchaser or Merger Sub in any part of this Agreement.

              (b) No indemnification payment shall be made by Purchaser pursuant to this Agreement until the amounts which the Company Indemnitees would otherwise be entitled to receive as indemnification under this Agreement aggregate exceed the Basket Amount, at which time the Company Indemnitees shall be entitled to indemnification for one hundred percent (100%) of all claims and liabilities that exceed the Purchaser Minimum Threshold. The indemnification provisions set forth in Section 10.2(a) with respect to a breach of Sections
3.3, 3.5, 5.5, 6.8, 6.13 or 6.17 or claim based upon "Purchaser Fraud" shall not be subject to the Basket Amount or the Purchaser Minimum Threshold and shall be indemnified to the Company Indemnitees dollar for dollar to the extent any liability with respect to such matter exists. A Company Indemnitee shall not be entitled to assert a claim for indemnification pursuant to this Section 10.2 unless the Losses incurred by such Company Indemnitee with respect to such claim exceed Ten Thousand Dollars ($10,000) (the "Purchaser Minimum Threshold").

              (c) The maximum liability of Purchaser for any indemnification claim arising from or relating to this Agreement or the transactions contemplated hereby, whether asserted as breach of contract, tort, violation of statute or otherwise, irrespective of the theory or basis of such claim, shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in connection with a breach of a representation or warranty by Purchaser or Merger Sub;
provided, that the limitation set forth in this sentence shall not apply to the commission of "Purchaser Fraud" by Purchaser, Merger Sub or any of their
Affiliates with respect to any matters pertaining to this Agreement and the consummation of the transactions contemplated hereby. For purposes of this
Section 10.2(c), the term "Purchaser Fraud" shall include any grossly negligent or intentional misrepresentation by Purchaser, Merger Sub or any of their
Affiliates. The limitations set forth in this Section 10.2(c) shall not apply to the failure by Purchaser or Merger Sub to perform any covenant, agreement, or undertaking of Purchaser or Merger Sub contained in this Agreement.

              (d) Except for claims based on Purchaser Fraud, the Company acknowledges that the sole and exclusive monetary remedy of the Company with respect to any claim pursuant to the terms of this Agreement shall be the indemnification provisions set forth in Section 10. The Parties acknowledge and agree that any indemnification payment made by Purchaser to the Shareholders pursuant to this Section 10.2 shall be treated as an adjustment to the Purchase
Price.

              10.3 Termination of Indemnification. The representation and warranties of the Company contained in this Agreement and the obligations to indemnify and hold harmless any party pursuant to Section 10.1 or 10.2 shall terminate as follows: (i) with respect to Section 4.6 (Financial Statements),
Section 4.25 (Accounts Receivable, Notes Receivable, and Costs in Excess of
Billing), Section 4.26 (Accounts and Notes Payable) and Section 4.27 (Inventory
Valuation), six (6) months after the Effective Date; (ii) with respect to
Section 4.12 (Environmental Matters), Section 4.13 (Tax Returns), and Section
4.16 (Employee Benefit

                                       61

Plans), sixty (60) days after the applicable statute of limitations shall have expired; and (iii) with respect to all other representations and warranties, on
March 31, 2006; provided, that any representation and warranty and the obligation to indemnify and hold harmless with respect thereto shall not terminate if the person to be indemnified shall have, before the expiration of such applicable period, previously made a claim for indemnification by delivering a notice of such claim pursuant to Section 10.4 to the Party to be providing the indemnification. Notwithstanding anything contained herein to the contrary, Purchaser's and Merger Sub's representations and warranties set forth in Sections 5.2 and 5.5 shall survive until March 31, 2006, and none of
Purchaser's and Merger Sub's other representations and warranties set forth in
Section 5 shall survive the Closing Date. The Company's covenants set forth in this Agreement that are to be performed on or prior to Closing shall survive until March 31, 2006, and all other covenants of the Company shall survive for the period of time set forth in the particular covenant, and, if no time is set forth, such covenant shall survive the Closing indefinitely. Notwithstanding anything contained herein to the contrary, the covenants of Purchaser and Merger
Sub that are to be performed on or prior to the Closing Date shall survive until
March 31, 2006 and all other covenants of Purchaser or Merger Sub shall survive for the period of time set forth in the particular covenant, and, if no time is set forth, such covenant shall survive the Closing indefinitely.

              10.4 Procedures.

              (a) In order for a party (the "indemnified party"), to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made against the indemnified party (a "Third Party
Claim"), such indemnified party must notify the indemnifying party in writing of the Third Party Claim promptly following receipt by such indemnified party of written notice of the Third Party Claim; provided, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, promptly following the indemnified party's receipt thereof, copies of all notices and documents (including court papers)
received by the indemnified party relating to the Third Party Claim.

              (b) If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, unless the counsel selected by the indemnifying party has concluded that there exists a conflict of interest. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof or as

                                       62

otherwise provided above. If the indemnifying party chooses to defend or prosecute a Third Party Claim, the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and
(upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party
Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
Whether or not the indemnifying party assumes the defense of a Third Party
Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and that would not otherwise adversely affect the indemnified party. Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third
Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim) if the
Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party that the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

              (c) In the event any indemnified party should have a claim against any indemnifying party under Section 10.1 or 10.2 that does not involve a Third
Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party, which notice shall expressly state that it is being given pursuant to this Section 10.4(c). The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 10.1 or 10.2, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within thirty (30)
calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 10.1 or 10.2, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 10.1 or 10.2 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim
(or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not

                                       63

resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

         11. GENERAL PROVISIONS

              11.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, that (i) the provisions in Section 3 above concerning payment of the Merger Consideration are intended for the benefit of the holders of the Company Common Stock, (ii) the provisions in Section 6.13 above concerning insurance and indemnification are intended for the benefit of the individuals specified therein, and (iii) the provisions of
Section 10.1(a) above concerning indemnification of Purchaser Indemnitees and the Company Indemnitees are intended for the benefit of such Persons.

              11.2 Entire Agreement; Amendments. This Agreement (including the
Disclosure Schedule and the other documents referred to herein), the
Confidentiality Agreement and the side letter between the Purchaser and the
Company dated as of the date hereof constitute the entire agreement among the
Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or thereof. No change, modification, extension, termination, notice of termination, discharge, abandonment or waiver of this
Agreement and the Confidentiality Agreement or any of provisions, nor any representation, promise or condition relating to this Agreement, will be binding upon any Party unless made in writing and signed by such Party. Subject to the provisions of the PBCL, this Agreement may be amended by the Parties subsequent to the adoption of this Agreement by the shareholders of Merger Sub and the
Company by an amendment approved by the board of directors of each Party prior to the Effective Time.

              11.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties provided, however, that either Purchaser or Merger
Sub (or both) may assign its rights hereunder to a wholly-owned Subsidiary of
Purchaser; and, provided, that nothing shall relieve the assignor from its obligations hereunder.

              11.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

              11.5 Governing Law. This Agreement will be governed by, construed and enforced in accordance with, the internal, substantive laws of the State of
New York, without giving effect to its conflicts of law provisions; provided, however, that the Merger shall be governed by the PBCL.

                                       64

              11.6 Jurisdiction and Venue. THIS AGREEMENT SHALL BE SUBJECT TO
THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS SITTING IN NEW YORK
COUNTY, NEW YORK. THE PARTIES TO THIS AGREEMENT AGREE THAT ANY BREACH OF ANY
TERM OR CONDITION OF THIS AGREEMENT SHALL BE DEEMED TO BE A BREACH OCCURRING IN
THE STATE OF NEW YORK BY VIRTUE OF A FAILURE TO PERFORM AN ACT REQUIRED TO BE
PERFORMED IN THE STATE OF NEW YORK AND IRREVOCABLY AND EXPRESSLY AGREE TO SUBMIT
TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN
DISTRICT OF NEW YORK OR COURTS OF THE STATE OF NEW YORK FOR THE PURPOSE OF
RESOLVING ANY DISPUTES AMONG THE PARTIES RELATING TO THIS AGREEMENT OR THE
TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST
EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO
THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING
TO THIS AGREEMENT, OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT HEREOF
BROUGHT IN NEW YORK COUNTY, NEW YORK, AND FURTHER IRREVOCABLY WAIVE ANY CLAIM
THAT ANY SUIT, ACTION OR PROCEEDING BROUGHT IN NEW YORK COUNTY, NEW YORK HAS
BEEN BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HERETO AGREE TO SERVICE OF
PROCESS BY CERTIFIED OR REGISTERED UNITED STATES MAIL, POSTAGE PREPAID,
ADDRESSED TO THE PARTY IN QUESTION.

              11.7 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES, TO
THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL
BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING
TO THIS AGREEMENT.

              11.8 Fees and Expenses. Whether or not the Merger is consummated, except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

              11.9 Notices. All notices or other communications required or permitted hereunder will be in writing and will be deemed given or delivered when delivered personally, by registered or certified mail, by legible facsimile transmission or by overnight courier (fare prepaid) addressed as follows:

If to the Company, to:                                       with copies to:

The Specialty Group, Inc.                                    Mr. Joseph F. Murray, Jr.
530 Sherwood Avenue                                          3720 Birney Avenue
Dunmore, Pennsylvania 18512                                  Scranton, Pennsylvania 18509
Attention: Mr. Joseph F. Murray, Jr.                         Fax: 570-347-3535
Fax:  570-961-5176
                                                                                and

                                       65

                                                             Haggerty, McDonnell & O'Brien
                                                             203 Franklin Avenue
                                                             Scranton, Pennsylvania 18503-1922
                                                             Attention: Joseph J. O'Brien, Esquire
                                                             Fax: 570-343-9731

                                                                                and

                                                             Buchanan Ingersoll PC
                                                             1835 Market Street, 14th Floor
                                                             Philadelphia, Pennsylvania 19103
                                                             Attention: Brian S. North, Esquire
                                                             Fax: 215-665-8760

If to Purchaser or Merger Sub, to:                           with a copy to:

Armor Holdings, Inc.                                         Kane Kessler, P.C.
1400 Marsh Landing Parkway, Suite 112                        1350 Avenue of the Americas, 26th Floor
Jacksonville, Florida 32250                                  New York, New York 10019
Attention:  Robert R. Schiller                               Attention: Robert L. Lawrence, Esquire
Fax:  904-741-5403                                           Fax: 212-245-3009

If to the Shareholders' Agent, to:                           with copies to:

Joseph F. Murray, Jr., as Shareholders' Agent                Haggerty, McDonnell & O'Brien
3720 Birney Avenue                                           203 Franklin Avenue
Scranton, Pennsylvania  18509                                Scranton, Pennsylvania  18503-1922
Fax:  570-347-3535                                           Attention:  Joseph J. O'Brien, Esq.
                                                             Fax: 570-343-9731

John P. Sweeney, as Shareholders' Agent                      Buchanan Ingersoll PC
1747 Monsey Avenue                                           1835 Market Street, 14th Floor
Scranton, Pennsylvania  18509                                Philadelphia, Pennsylvania  19103
Fax:  570-347-3535                                           Attention:  Brian S. North, Esq.
                                                             Fax: 215-665-8760

or to such address as such Party may indicate by a notice delivered to the other parties. Notice will be deemed received the same day when delivered personally or when sent by facsimile transmission with evidence of delivery, five (5) days after mailing when sent by registered or certified mail, and the next Business
Day when delivered by overnight courier. Any Party may change its address to which all communications and notices may be sent by addressing notices of such change in the manner provided.

                                       66

         11.10 Interpretation

              Section headings are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of any of the provisions of this Agreement. All references to Sections and subsections contained in this Agreement refer to the Sections and subsections of this Agreement unless otherwise indicated. All references to Schedules or
Exhibits contained in this Agreement are references to the Schedules or Exhibits attached hereto. All references to the words "include" or "including" mean
"including, without limitation." Any and all Schedules, Exhibits, statements, reports, certificates or other documents or instruments referred to in or attached to this Agreement, including the "Background" portion of this
Agreement, are incorporated by reference as though fully set forth at the point referred to in this Agreement. There will be no presumption against any Party on the ground that such Party was responsible for preparing this Agreement or any part of it. All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.

              11.11 Waivers. No waiver by any Party of any default,
misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

              11.12 Partial Invalidity. Wherever possible, each provision will be interpreted in such manner as to be effective and valid under Applicable Law, but in case any one or more of these provisions will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless the deletion of such provision or provisions would result in such a material change as to cause the completion of these transactions to be unreasonable.

              11.13 Shareholders' Agent.

                   (a) Following the Effective Time, the Shareholders' Agent
shall have the authority to act for and on behalf of each of the Shareholders, including, without limitation, to give and receive notices and communications, to act on behalf of the Shareholders with respect to any matters arising under this Agreement, the Escrow Agreement or the Exchange Agent Agreement, to
negotiate, enter into settlements and compromises of, and commence, prosecute, participate in, settle, dismiss or otherwise terminate, as applicable, lawsuits and claims, mediation and arbitration proceedings, and to comply with orders and awards of courts, mediators and arbitrators with respect to such suits, claims or proceedings, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. In addition to and in furtherance of the foregoing, the Shareholders' Agent shall have the right to (i) instruct the Escrow Agent to sell, pledge or otherwise dispose of any amounts in any escrow account in accordance with the terms of the Escrow
Agreement, (ii) employ

                                       67

accountants, attorneys and other professionals on behalf of the Shareholders, and (iii) incur and pay all costs and expenses related to (A) the performance of his duties and obligations as the Shareholders' Agent hereunder, and (B) the interests of the Shareholders under this Agreement, the Escrow Agreement and the
Exchange Agent Agreement. The Shareholders' Agent shall for all purposes be deemed the sole authorized agent of the Shareholders until such time as the agency is terminated with notice to Purchaser, the Escrow Agent and the Exchange
Agent. Such agency, may be changed by the Shareholders from time to time upon not less than thirty (30) days prior written notice to Purchaser, the Escrow
Agent and the Exchange Agent; provided, however, that the Shareholders' Agent may not be removed unless Shareholders holding at least two-thirds (2/3rds) of the outstanding Company Common Stock immediately prior to the Effective Time agree to such removal and to the identity of the substituted Shareholders'
Agent. Any vacancy in the position of the Shareholders' Agent may be filled by approval of the holders of a majority in interest of the Company Common Stock.
No bond shall be required of the Shareholders' Agent, and the Shareholders'
Agent shall not receive compensation for its services. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the Shareholders during the term of the agency.

                   (b) The Shareholders' Agent shall not incur any liability
with respect to any action taken or suffered by him or omitted hereunder as
Shareholders' Agent while acting in good faith and in the exercise of reasonable judgment. The Shareholders' Agent may, in all questions arising hereunder, rely on the advice of counsel and other professionals and for anything done, omitted or suffered in good faith by the Shareholders' Agent on such advice, the
Shareholders' Agent shall not be liable to anyone. The Shareholders' Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, the Escrow Agreement and the Exchange Agent Agreement,
and no covenants or obligations shall be implied under this Agreement, the
Escrow Agreement and the Exchange Agent Agreement against the Shareholders'
Agent; provided, however, that the foregoing shall not act as a limitation on the powers of the Shareholders' Agent determined by him to be reasonably necessary to carry out the purposes of his obligations.

                   (c) Purchaser and the Surviving Corporation shall provide the
Shareholder's Agent with reasonable access to information about the Surviving
Corporation and its Subsidiaries and the reasonable assistance of their officers and employees for the purposes of performing his duties and exercising his rights hereunder.

                   (d) A decision, act, consent or instruction of the
Shareholders' Agent shall constitute a decision, act, consent or instruction from all of the Shareholders and shall be final, binding and conclusive upon each of the Shareholders. Purchaser and the Surviving Corporation may rely upon any such decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of every such Shareholder of the
Company. Purchaser and the Surviving Corporation shall be relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent. In furtherance of the foregoing, any reference to a power of the Shareholders under this
Agreement, to be exercised or otherwise taken, shall be a power vested in the
Shareholders' Agent. So long as the Shareholder's Agent has been appointed by the

                                       68

Shareholders pursuant to the terms of this Agreement, the Shareholders acknowledge and agree that the Shareholders shall only be able to take action permitted hereunder through the Shareholders' Agent.

                   (e) The Shareholders' Agent shall be entitled from time to time to withdraw funds from the Shareholders' Expense Escrow Amount being held by the Shareholders' Expense Escrow Agent to fund any out-of-pocket expenses incurred by the Shareholders' Agent pursuant to this Section 11.13. Each of the individuals comprising the Shareholders' Agent shall also have the right to receive compensation from the Shareholders' Expense Escrow Amount at the rate of
Fifty Dollars ($50.00) per hour when performing services as the Shareholders'
Agent. In the event that the funds in the Shareholders' Expense Escrow Amount are insufficient to pay any of the expenses or compensation authorized by this
Section 11.13(e), the Shareholders' Agent may condition any further action as the Shareholders' Agent hereunder upon the receipt from the Shareholders of contributions or indemnification satisfactory to the Shareholders' Agent.

              11.14 Purchaser Actions. The Company hereby acknowledges that from and after the date of this Agreement, Purchaser or any of its Subsidiaries may take actions involving (i) a merger, reorganization, share exchange, spin-off, consolidation, recapitalization, liquidation, dissolution or similar transaction involving Purchaser or any of its Subsidiaries, (ii) any purchase or sale of the consolidated assets of a Person or any division or unit thereof by Purchaser or any of its Subsidiaries, (iii) any purchase or sale of, or tender or exchange offer for, equity securities of any Person by Purchaser or any of its
Subsidiaries, (iv) the acquisition of any equity securities of any Person by
Purchaser or any of its Subsidiaries, or (v) any financings by the Purchaser or any of its Subsidiaries; provided, that nothing contained in this Section 11.14 shall affect Purchaser's obligation under Section 11.3 to obtain the prior written approval of the Company to an assignment of this Agreement except as expressly permitted therein.

              11.15 Remedies. Except under or with respect to any circumstance, condition or event which results in an obligation of the Company to make the payments set forth in Section 9 (in which case, such obligation of the Company shall be Purchaser's and Merger Sub's sole, exclusive and liquidated remedy under and with respect to this Agreement, the Merger, or otherwise, whether at law or in equity), and except for the remedies set forth in Section 10 (which remedies are the sole and exclusive remedies with respect to the matters subject thereto), (a) any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy, (b) the Parties agree that irreparable damage will occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and (c) the Parties further agree they shall be entitled to an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this remedy being in addition to any other remedy to which the Parties are entitled at law or in equity.

                                       69

              11.16 Execution. This Agreement may be executed by facsimile signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

              11.17 Date for Any Action. In the event that any date on which any action is required to be taken hereunder by any of the Parties hereto is not a
Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

                           [INTENTIONALLY LEFT BLANK]

                                       70

                  IN WITNESS WHEREOF, the parties have caused this Merger
Agreement to be executed as of the date first written above.

                                     THE SPECIALTY GROUP, INC.

                                     By: /s/ Joseph F. Murray, Jr.
                                        ----------------------------------------
                                        Name:  Joseph F. Murray, Jr.
                                        Title: President

                                     SPECIALTY ACQUISITION CORP.

                                     By: /s/ Robert Schiller
                                        ----------------------------------------
                                        Name:  Robert Schiller
                                        Title: Director and Chairman

                                     ARMOR HOLDINGS, INC.

                                     By: /s/ Robert Schiller
                                        ----------------------------------------
                                        Name:  Robert Schiller
                                        Title: President and COO

                                     SHAREHOLDERS' AGENTS

                                     /s/ Joseph F. Murray, Jr.
                                     -------------------------------------------
                                     Joseph F. Murray, Jr.

                                     /s/ John P. Sweeney
                                     -------------------------------------------
                                     John P. Sweeney